PART II

Item 8.    Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
ModivCare Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of ModivCare Inc. and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes, and financial statement schedule II (collectively, the consolidated financial statements). In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 23, 2024 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

We did not audit the financial statements of Mercury Parent, LLC (a 43.6 percent owned investee company) for the year ended December 31, 2021. The Company’s equity in net loss of Mercury Parent, LLC was $53.1 million for the year ended 2021. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Mercury Parent, LLC is based solely on the reports of the other auditors.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide and the report of the other auditors provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Sufficiency of audit evidence over certain capitated contracts with provisions for reconciliations, risk corridors or profit rebates

As discussed in Note 5 to the consolidated financial statements the Company reported service revenue, net of $2,751.2 million for the year ended December 31, 2023, which included revenue from certain capitated contracts with provisions for reconciliations, risk corridors or profit rebates. The Company records revenue for certain capitated contracts with provisions for reconciliations, risk corridors or profit rebates based on capitated payments received during the month of service and these payments are reconciled based on actual cost and/or trip volume which may result in additional receivables from or payables to the payors. As of December 31, 2023, the Company recorded reconciliation and risk corridor contract receivables of $144.0 million and total contract payables of $117.5 million which included contract payables related to contracts with provisions for reconciliations, risk corridors or profit rebates.

We identified the evaluation of the sufficiency of audit evidence over certain capitated contracts with provisions for reconciliations, risk corridors, or profit rebates as a critical audit matter. Challenging auditor judgement was required in evaluating the sufficiency of audit evidence due to the large volume of data and complexity of the manually maintained information used in the revenue recognition process. Specialized skills and knowledge were needed to assess the Information Technology (IT) systems used to determine and record revenue, contract receivables and contract payables related to these capitated contracts.

The following are the primary procedures we performed to address this critical audit matter. We applied auditor judgment to determine the nature and extent of procedures to be performed over reconciliation, risk corridor and profit rebate contract revenue, contract receivables and contract payables. We evaluated the design and tested the operating effectiveness of certain internal controls over the revenue recognition process related to the aforementioned capitated contracts. We assessed recorded reconciliation, risk corridor and profit rebate contract revenue, contract receivables and contract payables for the aforementioned capitated contracts by comparing a selection of such revenue amounts to third party contracts and cash receipts and comparing a selection of reconciliation, risk corridor or profit rebate revenue, receivable and payable amounts to payor contracts and transportation cost data. Additionally, we compared a selection of reconciliation, risk corridor and profit rebate contract receivable and payable activity during the year to current year revenue activity and cash settlements. We involved IT professionals with specialized skills and knowledge, who assisted in testing certain general IT controls and certain application controls used to determine and record revenue, contract receivables and contract payables related to the aforementioned capitated contracts. We evaluated the sufficiency of audit evidence obtained by assessing the results of procedures performed.

Goodwill impairment assessment for certain reporting units

As discussed in Notes 2 and 9 to the consolidated financial statements, the Company reviews goodwill for impairment annually, and more frequently if events and circumstances indicate that the carrying value of a reporting unit might exceed its fair value. The Company estimates the fair value of each reporting unit using a blend of an income approach, utilizing a discounted cash flow method, and a market approach, utilizing the guideline public company method. During the year ended December 31, 2023, the Company recognized goodwill impairment charges of $183.1 million. As of December 31, 2023, the goodwill balance was $785.6 million.

We identified the evaluation of the goodwill impairment assessment for certain reporting units as a critical audit matter. There was a high degree of subjective auditor judgment required in assessing the Company’s key assumptions used in the income approach to estimate fair value, specifically short-term projected revenue and the discount rate. Minor changes in these assumptions could have had a significant impact on the estimated fair value. Additionally, the audit effort associated with this estimate required specialized skills and knowledge.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s goodwill impairment assessment process, including controls over the short-term projected revenue and the discount rate assumptions. We evaluated the short-term projected revenues by comparing them to the historical results of the respective reporting unit, and to external economic data, including publicly available information for guideline public companies. We involved valuation professionals with specialized skills and knowledge, who assisted in evaluating the discount rate by independently calculating the weighted average cost of capital.

/s/ KPMG LLP

We have served as the Company’s auditor since 2008.
Denver, Colorado
February 23, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Mercury Parent, LLC

Opinion on the Financial Statements

We have audited the consolidated balance sheet of Mercury Parent, LLC and subsidiaries (the "Company") as of December 31, 2021, the related consolidated statements of operations, members' equity, and cash flows, for the year ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Tempe, Arizona
February 25, 2022

We have served as the Company's auditor since 2017.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
ModivCare Inc.:

Opinion on Internal Control Over Financial Reporting

We have audited ModivCare Inc. and subsidiaries' (the Company) internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, because of the effect of the material weaknesses, described below, on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and our report dated February 23, 2024 expressed an unqualified opinion on those consolidated financial statements.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses described below have been identified and included in management’s assessment:

The Company did not, with respect to its PCS segment, complete before year-end (i) an effective risk assessment to assess and confirm the effectiveness and implementation of the changes identified in its internal control environment related to recently deployed information technology (“IT”) systems and revision of the PCS revenue and payroll processes or (ii) the establishment of all mechanisms expected to be used to enforce accountability in the pursuit of objectives to establish and operate effective internal control over financial reporting.

As a consequence:

•The Company did not establish effective general information technology controls (“GITCs”), specifically change management controls and logical access controls, that support the consistent operation of all of the Company’s IT systems, resulting in automated process-level controls and manual controls dependent upon information derived from those IT systems to be ineffective because they could have been adversely impacted; and

•The Company did not design, implement, and effectively operate process-level control activities related to its revenue processes (including service revenue and accounts receivable) and payroll processes (including payroll expenses recorded within service expense and general and administrative expense) within the PCS segment.

The material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2023 consolidated financial statements, and this report does not affect our report on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

Denver, Colorado
February 23, 2024

ModivCare Inc.
Consolidated Balance Sheets
(in thousands except share and per share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$2,217	$14,451
Accounts receivable, net of allowance of $969 and $2,078, respectively	222,537	223,210
Contract receivables	143,960	71,131
Other receivables	8,616	2,506
Prepaid expenses and other current assets	27,028	34,332
Restricted cash	565	524
Total current assets	404,923	346,154
Property and equipment, net	85,629	69,138
Goodwill	785,554	968,654
Payor network, net	330,738	391,980
Other intangible assets, net	30,197	47,429
Equity investment	41,531	41,303
Operating lease right-of-use assets	39,776	39,405
Other assets	48,927	40,209
Total assets	$1,767,275	$1,944,272
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$55,241	$54,959
Accrued contract payables	117,488	194,287
Accrued transportation costs	97,245	96,851
Accrued expenses and other current liabilities	127,901	135,860
Current portion of operating lease liabilities	8,727	9,640
Short-term borrowings	113,800	—
Total current liabilities	520,402	491,597
Long-term debt, net of deferred financing costs of $16,243 and $24,775, respectively	983,757	979,361
Deferred tax liabilities	39,584	57,236
Operating lease liabilities, less current portion	33,784	32,088
Other long-term liabilities	33,553	29,434
Total liabilities	1,611,080	1,589,716
Commitments and contingencies (Note 17)
Stockholders’ equity
Common stock: Authorized 40,000,000 shares; $0.001 par value; 19,775,041 and 19,729,923, respectively, issued and outstanding (including treasury shares)	20	20
Additional paid-in capital	450,945	444,255
Retained earnings (accumulated deficit)	(24,437)	180,023
Treasury shares, at cost, 5,571,004 and 5,573,529 shares, respectively	(270,333)	(269,742)
Total stockholders’ equity	156,195	354,556
Total liabilities and stockholders’ equity	$1,767,275	$1,944,272

See accompanying notes to the consolidated financial statements.

ModivCare Inc.
Consolidated Statements of Operations
(in thousands except share and per share data)

	Year ended December 31,
	2023	2022	2021

Service revenue, net	$2,751,170	$2,504,393	$1,996,892
Grant income (Note 2)	5,037	7,351	5,441

Operating expenses:
Service expense	2,304,218	2,032,074	1,584,298
General and administrative expense	304,564	322,171	271,674
Depreciation and amortization	104,271	100,415	56,998
Impairment of goodwill	183,100	—	—
Total operating expenses	2,896,153	2,454,660	1,912,970

Operating income (loss)	(139,946)	57,084	89,363

Interest expense, net	69,120	61,961	49,081
Income (loss) before income taxes and equity method investment	(209,066)	(4,877)	40,282
Income tax benefit (provision)	4,319	3,035	(8,617)
Equity in net income (loss) of investee, net of tax	287	(29,964)	(38,250)
Net loss	$(204,460)	$(31,806)	$(6,585)

Loss per common share:
Basic	$(14.43)	$(2.26)	$(0.47)
Diluted	$(14.43)	$(2.26)	$(0.47)

Weighted-average number of common shares outstanding:
Basic	14,173,957	14,061,839	14,054,060
Diluted	14,173,957	14,061,839	14,054,060

See accompanying notes to the consolidated financial statements.

ModivCare Inc.
 Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2023	2022	2021
Operating activities
Net loss	$(204,460)	$(31,806)	$(6,585)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	25,038	20,055	12,747
Amortization	79,233	80,360	44,251
Stock-based compensation	6,456	6,872	5,904
Deferred income taxes	(17,652)	(36,663)	(17,691)
Impairment of goodwill	183,100	—	—
Amortization of deferred financing costs and debt discount	5,246	5,125	2,730
Other assets	(8,719)	(17,987)	(2,128)
Equity in net loss (income) of investee	(398)	40,916	53,092
Reduction of right-of-use assets	12,344	11,640	11,330
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable and other receivables	(5,268)	(9,130)	(24,993)
Contract receivables	(72,828)	(46,651)	11,244
Prepaid expenses and other assets	6,830	6,416	(5,459)
Accrued contract payables	(76,798)	(87,299)	107,698
Accounts payable and accrued expenses	(7,677)	57,249	(16,795)
Accrued transportation costs	394	(6,443)	23,620
Other changes in operating assets and liabilities	(7,812)	(3,096)	(12,125)
Net cash provided by (used in) operating activities	(82,971)	(10,442)	186,840
Investing activities
Purchase of property and equipment	(42,288)	(33,004)	(21,316)
Acquisitions, net of cash acquired	—	(78,809)	(664,309)
Net cash used in investing activities	(42,288)	(111,813)	(685,625)
Financing activities
Net proceeds from short-term borrowings	113,800	—	—
Proceeds from long-term debt	—	—	500,000
Repurchase of common stock, for treasury	—	—	(39,994)
Payment of debt issuance costs	(376)	(2,415)	(13,486)
Proceeds from common stock issued pursuant to stock option exercise	31	6,789	3,227
Restricted stock surrendered for employee tax payment	(899)	(792)	(896)
Other financing activities	510	226	—
Net cash provided by financing activities	113,066	3,808	448,851
Net change in cash, cash equivalents and restricted cash	(12,193)	(118,447)	(49,934)
Cash, cash equivalents and restricted cash at beginning of year	14,975	133,422	183,356
Cash, cash equivalents and restricted cash at end of year	$2,782	$14,975	$133,422

See accompanying notes to the consolidated financial statements.

ModivCare Inc.
Supplemental Cash Flow Information
(in thousands)

	Year ended December 31,
	2023	2022	2021
Supplemental cash flow information
Cash paid for interest	$64,200	$59,392	$32,178
Cash paid for income taxes	$9,078	$15,660	$13,021
Assets acquired under operating leases	$12,715	$7,295	$24,152
Acquisitions:
Purchase price	$—	$79,200	$678,655
Less:
Cash acquired	—	(391)	(14,346)
Acquisitions, net of cash acquired	$—	$78,809	$664,309

See accompanying notes to the consolidated financial statements.

ModivCare Inc.
Consolidated Statements of Stockholders’ Equity
(in thousands except share data)

	Common Stock		Additional	Retained Earnings	Treasury Stock
	Shares	Amount	Paid-In Capital	(Accumulated Deficit)	Shares	Amount	Total
Balance at December 31, 2020	19,570,598	$20	$421,318	$218,414	5,287,283	$(228,141)	$411,611
Net loss	—	—	—	(6,585)	—	—	(6,585)
Stock-based compensation	—	—	5,663	—	—	—	5,663
Exercise of employee stock options	51,798	—	3,227	—	—	—	3,227
Restricted stock forfeited	(34,472)	—	—	—	—	—	—
Restricted stock surrendered for employee tax payment	—	—	—	—	5,432	(896)	(896)
Shares issued for bonus settlement and director stipends	1,498	—	241	—	—	—	241
Stock repurchase plan	—	—	—	—	276,268	(39,994)	(39,994)
Balance at December 31, 2021	19,589,422	$20	$430,449	$211,829	5,568,983	$(269,031)	$373,267
Net loss	—	—	—	(31,806)	—	—	(31,806)
Stock-based compensation	—	—	6,491	—	—	—	6,491
Exercise of employee stock options	109,731	—	6,789	—	—	—	6,789
Restricted stock issued	27,251	—	—	—	—	—	—
Restricted stock surrendered for employee tax payment	—	—	—	—	7,486	(792)	(792)
Shares issued for bonus settlement and director stipends	3,519	—	340	—	—	—	340
Shares issued for ESPP	—	—	186	—	(2,940)	81	267
Balance at December 31, 2022	19,729,923	$20	$444,255	$180,023	5,573,529	$(269,742)	$354,556
Net loss	—	—	—	(204,460)	—	—	(204,460)
Stock-based compensation	—	—	6,061	—	—	—	6,061
Exercise of employee stock options	549	—	31	—	—	—	31
Restricted stock issued	37,609	—	—	—	—	—	—
Restricted stock surrendered for employee tax payment	—	—	—	—	10,565	(899)	(899)
Shares issued for bonus settlement and director stipends	6,960	—	316	—	—	—	316
Shares issued for ESPP	—	—	282	—	(13,090)	308	590
Balance at December 31, 2023	19,775,041	$20	$450,945	$(24,437)	5,571,004	$(270,333)	$156,195

 See accompanying notes to the consolidated financial statements.

ModivCare Inc.
Notes to the Consolidated Financial Statements
December 31, 2023

1. Organization and Basis of Presentation

Description of Business

ModivCare Inc. ("ModivCare" or the "Company") is a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions for public and private payors and their members. Its value-based solutions address the social determinants of health ("SDoH") by connecting members to essential care services. By doing so, ModivCare helps health plans manage risks, reduce costs, and improve health outcomes. ModivCare is a provider of non-emergency medical transportation ("NEMT"), personal care services ("PCS"), and remote patient monitoring solutions ("RPM"), which serve similar, highly vulnerable patient populations. The technology-enabled operating model in its NEMT segment includes the coordination of non-emergency medical transportation services supported by an infrastructure of core competencies in risk underwriting, contact center management, network credentialing and claims management. Additionally, its personal care services in its PCS segment include placements of non-medical personal care assistants, home health aides and nurses primarily to Medicaid patient populations in need of care monitoring and assistance performing daily living activities in the home setting. ModivCare’s remote patient monitoring solutions in its RPM segment include the monitoring of personal emergency response systems, vitals monitoring, medication management and data-driven patient engagement solutions.

ModivCare also holds a 43.6% minority interest in CCHN Group Holdings, Inc. and its subsidiaries, which operate under the Matrix Medical Network brand (“Matrix”). Matrix, which is included in our Corporate and Other segment, maintains a national network of community-based clinicians who deliver in-home and on-site services.
Basis of Presentation

The Company follows accounting standards established by the Financial Accounting Standards Board (“FASB”). The FASB establishes accounting principles generally accepted in the United States (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. References to GAAP issued by the FASB in these notes are to the FASB Accounting Standards Codification (“ASC”), which serves as the single source of authoritative accounting and applicable reporting standards to be applied for non-governmental entities. All amounts are presented in U.S. dollars unless otherwise noted.

The Company accounts for its investment in Matrix using the equity method, as the Company does not control the decision-making process or business management practices of Matrix. While the Company has access to certain information and performs certain procedures to review the reasonableness of information, the Company relies on the management of Matrix to provide accurate financial information prepared in accordance with GAAP. The Company receives audit reports relating to such financial information from Matrix’s independent auditors on an annual basis. The Company is not aware of any errors in or possible misstatements of the financial information provided by Matrix that would have a material effect on the Company’s consolidated financial statements. See Note 6, Equity Investment, for further information.

Reclassifications: Certain prior year amounts have been reclassified to conform to current year presentation.

Liquidity

As of the issuance date of these consolidated financial statements, the Company expects its cash and cash equivalents of $2.2 million and accounts receivable, contract receivables, and other receivables of $375.1 million as of December 31, 2023, along with and cash flows from operations and amounts currently available under the New Credit Facility will be sufficient to fund its operating expenses and expenditure requirements for the next twelve months. This assessment is based on assumptions, and operating projections, including projected cash generated by operations, may change as a result of many factors currently unknown or unknowable to the Company. The Company does not currently have sufficient available cash flows to repay our Senior Notes due 2025 in full when due. Accordingly, the Company expects to be required to raise additional capital to repay or refinance this debt prior to its maturity date on November 15, 2025.

Impact of the COVID-19 Pandemic

On May 11, 2023, the Department of Health and Human Services ("HHS") declared the end of the public health emergency ("PHE") for the COVID-19 pandemic. While the Company has continued to experience increased trip volume, service hours, and patient visits each year following the pandemic, structural changes in the industry as a result of the pandemic, as well as ongoing constraints on the labor market, specifically related to the strain on healthcare professionals, could continue to have an adverse impact on the Company's financial statements. The Company continues to actively monitor the structural changes to the industry and the impact these have on our business and results of operations with emphasis on protecting the health and safety of its employees, maximizing the availability of its services and products to support SDoH, and supporting the operational and financial stability of its business.

Federal, state, and local authorities have taken several actions designed to assist healthcare providers in providing care to COVID-19 and other patients and to mitigate the adverse economic impact of the COVID-19 pandemic. Legislative actions taken by the federal government include the CARES Act and the American Rescue Plan Act of 2021 ("ARPA"). Through the CARES Act, the federal government has authorized payments to be distributed to healthcare providers through the Public Health and Social Services Emergency Fund ("Provider Relief Fund" or "PRF"). Through ARPA the Coronavirus State and Local Fiscal Recovery Fund ("SLFRF") was established to send relief payments to state and local governments impacted by the pandemic to assist with responding to the PHE including the economic hardships that continue to impact communities and to respond to workers performing essential work during the COVID-19 PHE, including providers. These funds are not subject to repayment; provided we are able to attest to and comply with any terms and conditions of such funding, as applicable. See discussion of grant income at Note 2, Significant Accounting Policies and Recent Accounting Pronouncements.

2. Significant Accounting Policies and Recent Accounting Pronouncements

Principles of Consolidation

The accompanying consolidated financial statements include ModivCare Inc., its wholly-owned subsidiaries, and entities it controls, or in which it has a variable interest and is the primary beneficiary of expected cash profits or losses. The Company records its investments in entities that it does not control, but over which it has the ability to exercise significant influence, using the equity method. The Company has eliminated significant intercompany transactions and accounts.

Accounting Estimates

The Company uses estimates and assumptions in the preparation of the consolidated financial statements in accordance with GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the Company’s consolidated financial statements. These estimates and assumptions also affect the reported amount of net income or loss during any period. The Company’s actual financial results could differ significantly from these estimates. The significant estimates underlying the Company’s consolidated financial statements include revenue recognition; accrued transportation costs; income taxes; recoverability of current and long-lived assets, including equity method investments; intangible assets and goodwill; loss contingencies; accounting for business combinations, including amounts assigned to definite and indefinite lived intangibles and contingent consideration; and loss reserves for reinsurance and self-funded insurance programs.

Fair Value Measurements

The Company follows FASB ASC Topic 820, Fair Value Measurement (“ASC 820”) which establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

–Level 1: Quoted Prices in Active Markets for Identical Assets – inputs to the valuation methodology are quoted prices in active markets as of the measurement date for identical assets or liabilities.

–Level 2: Significant Other Observable Inputs – inputs to the valuation methodology are based upon quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

–Level 3: Significant Unobservable Inputs – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. As of December 31, 2023 and 2022, the carrying amount for cash and cash equivalents, accounts receivable (net of allowance for credit losses), current assets and current liabilities was equal to or approximated fair value due to their short-term nature or proximity to current market rates. Fair values for our publicly traded debt securities are based on quoted market prices, when available. See Note 11, Debt, for the fair value of our long-term debt.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. Investments in cash equivalents are carried at cost, which approximates fair value. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the federally insured limits.

Restricted Cash

Restricted cash primarily relates to amounts held in trusts for reinsurance claims losses under the Company’s insurance operation for historical workers’ compensation, general and professional liability and auto liability reinsurance programs, as well as amounts restricted for withdrawal under our self-insured medical and benefits plans.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records accounts receivable amounts at the contractual amount, less contractual revenue adjustments based on amounts expected to be due from payors and less an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts at an amount it estimates to be sufficient to cover the risk that an account will not be collected due to credit risk. In order to establish the amount of the allowance related to the credit risk of accounts receivable, the Company considers information related to receivables that are past due, past loss experience, current and forecasted economic conditions, and other relevant factors. In circumstances where the Company is aware of a customer’s inability to meet its financial obligation, the Company records a specific allowance for doubtful accounts to reduce its net recognized receivable to an amount the Company reasonably expects to collect. As the Company primarily contracts with Medicaid and Medicare governmental payors, the Company is not subject to significant credit risk in the collection of accounts receivable.

The Company’s bad debt expense for the years ended December 31, 2023, 2022 and 2021 was $4.0 million, $2.7 million and $1.7 million, respectively.

Business Combinations

The Company accounts for acquisitions in accordance with ASC Topic 805, Business Combinations. The acquisition method of accounting requires the Company to make significant estimates and assumptions as of the date of the acquisition related to the determination of the fair values (primarily Level 3) of the tangible and intangible assets acquired and liabilities assumed, and related to the determination of estimated lives of the depreciable assets acquired. The Company recognizes goodwill at the amount by which the purchase price exceeds the fair value of identified assets acquired and liabilities assumed. See Note 3, Acquisitions, for further discussion of the Company’s acquisitions.

Property and Equipment

Property and equipment are stated at historical cost, net of accumulated depreciation, or at fair value if the assets were initially recorded as the result of a business combination or if the asset was remeasured due to an impairment. Depreciation is calculated using the straight-line method over the estimated useful life of the asset to the Company. Maintenance and repairs are expensed as incurred. Gains and losses resulting from the disposition of an asset are reflected in results of operations.

Internal-use Software

The Company develops and implements software for internal use to enhance the performance and capabilities of the technology infrastructure. The costs incurred for the development of the internal-use software are capitalized when they meet the internal-use software capitalization criteria outlined in ASC 350-40. The capitalized costs are amortized using the straight-line method over the estimated useful life of the software, ranging from 3 to 10 years.

In addition to acquired software, the Company capitalizes costs associated with cloud computing arrangements (“CCA”) that are service contracts. The CCA includes services which are used to support certain internal corporate functions as well as technology associated with revenue-generating activities. The capitalized costs are amortized using the straight-line method over the term of the related CCA. As of December 31, 2023 and 2022, capitalized costs associated with CCA, net of accumulated amortization were $14.6 million and $11.9 million, respectively. The value of accumulated amortization as of December 31, 2023 and 2022 was $5.2 million and $2.2 million, respectively. Amortization expense during the years ended December 31, 2023, 2022, and 2021, totaled $2.9 million, $1.7 million and $0.5 million, respectively.

Recoverability of Goodwill

In accordance with ASC 350, Intangibles-Goodwill and Other, the Company reviews goodwill for impairment annually, and more frequently if events and circumstances indicate that an asset may be impaired. Such circumstances could include, but are not limited to: (1) the loss or modification of significant contracts, (2) a significant adverse change in legal factors or in business climate, (3) unanticipated competition, (4) an adverse action or assessment by a regulator, or (5) a significant decline in the Company’s stock price. In connection with the 2023 annual assessment of goodwill, the Company changed the date of its annual assessment from October 1 to July 1.

When evaluating goodwill for impairment, the Company first performs qualitative assessments for each reporting unit to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the qualitative assessment suggests that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company performs a quantitative assessment and compares the fair value of the reporting unit to its carrying value and to the extent the carrying value is greater than the fair value, the difference is recorded as an impairment in the consolidated statements of operations.

The Company performed a quantitative test comparing the carrying value of the Company's reporting units with their respective fair value. The fair value of the Company's reporting units is estimated using either an income approach, a market valuation approach, or a blended approach. The income approach produces an estimated fair value of a reporting unit based on the present value of the cash flows the Company expects the reporting unit to generate in the future. Estimates included in the discounted cash flow model are primarily Level 3 inputs and include the discount rate, which the Company determines based on adjusting an industry-wide weighted-average cost of capital for size, geography, risk free rates, and company specific risk factors, long-term rates of growth and profitability of the Company’s business, working capital effects and planned capital expenditures. The market approach produces an estimated fair value of a reporting unit based on a comparison of the reporting unit to comparable publicly traded entities in similar lines of business. The Company’s significant estimates in the market approach include the selected similar companies with comparable business factors such as size, growth, profitability, risk and return on investment and the multiples the Company applies to earnings before interest, taxes, depreciation and amortization (“EBITDA”) to estimate the fair value of the reporting unit.

As a result of the Company's annual goodwill assessment, the Company recorded a $183.1 million impairment of goodwill within its PCS and RPM reporting units. The Company determined that based on its qualitative assessment for each reporting unit, factors existed which required the Company to test its goodwill and indefinite-lived intangible assets for impairment. These factors included a decline in the market price of the Company's common stock, industry specific regulatory pressures such as Medicaid redetermination and the Centers for Medicare and Medicaid Services ("CMS") proposed ruling on Ensuring Access to Medicaid Services, and general economic and market volatility. As a result, the Company performed a quantitative assessment using a blend of both the income approach and the market approach to estimate the fair value of the reporting units and determined that the goodwill at its PCS and RPM reporting units was impaired. See Note 9, Goodwill and Intangible Assets, for additional details.

Recoverability of Intangible Assets Subject to Amortization and Other Long-Lived Assets

Intangible assets subject to amortization and other long-lived assets are carried at cost and are amortized or depreciated on a straight-line basis over their estimated useful lives of 2 to 15 years. In accordance with ASC 360, Property, Plant, and Equipment, the Company reviews the carrying value of long-lived assets or groups of assets to be used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets may be impaired. Factors that may necessitate an impairment assessment include, among others, significant adverse changes in the extent or manner in which an asset or group of assets is used, significant adverse changes in legal factors or the business climate that could affect the value of an asset or group of assets or significant declines in the observable market value of an asset or group of assets. The presence or occurrence of those events indicates that an asset or group of assets may be impaired. In those cases, the Company assesses the recoverability of an asset or group of assets by determining whether the carrying value of the asset or group of assets exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the asset or the primary asset in the group of assets. If such testing indicates the carrying value of the asset or group of assets is not recoverable, the Company estimates the fair value of the asset or group of assets using appropriate valuation methodologies, which would typically include an estimate of discounted cash flows. If the fair value of those assets or groups of assets is less than carrying value, the Company records an impairment loss equal to the excess of the carrying value over the estimated fair value.

Accrued Transportation Costs

The Company generally contracts with third-party providers to provide transportation services to customers. The cost of transportation is recorded in the month the services are rendered based upon contractual rates and mileage estimates. Once a trip is completed, the third-party transportation providers will furnish invoices for actual mileage incurred. Any trips that have not been invoiced require an accrual based upon the expected cost of the trips as well as an estimated number of cancellations, as the Company is generally only obligated to pay the transportation provider for completed trips. These estimates are based upon the historical trend associated with each contract’s population and the transportation provider network servicing the program. There may be differences between actual invoiced amounts and estimated costs, and any resulting adjustments are included in expense. Accrued transportation costs were $97.2 million and $96.9 million at December 31, 2023 and 2022, respectively.

Deferred Financing Costs and Debt Discounts

The Company capitalizes costs incurred in connection with its credit facilities and other borrowings, referred to as deferred financing costs, and amortizes such costs over the life of the respective credit facility or other borrowings. Costs associated with the revolving facility are capitalized as deferred financing costs and included in "Prepaid expenses and other current assets" on the consolidated balance sheets. Costs associated with term loans are capitalized and included as a reduction to the debt balance on the consolidated balance sheets. Deferred financing costs for the revolving loan, net of amortization, totaled $2.6 million and $3.1 million as of December 31, 2023 and 2022, respectively. Debt discounts for the $500.0 million Senior Unsecured Notes due 2025 of $6.0 million and $8.9 million are netted against the outstanding balance of the long-term debt on the consolidated balance sheets as of December 31, 2023 and 2022, respectively. Debt discounts for the $500.0 million Senior Unsecured Notes due 2029 of $10.3 million and $11.7 million are netted against the outstanding balance of the long-term debt on the consolidated balance sheets as of December 31, 2023 and 2022, respectively.

Revenue Recognition

Under ASC 606, the Company recognizes revenue as it transfers promised services directly to its customers at the amount that reflects the consideration to which the Company expects to be entitled in exchange for providing these services. The Company's performance obligations are driven by its different segments of business and primarily consist of integrated service offerings to provide non-emergency medical transportation, personal care services, or remote monitoring services directly to its customers. The Company receives payment for providing these services from third-party payors that include federal, state, and local governmental agencies, managed care organizations, and private consumers. In the NEMT segment, the Company's performance obligation is to stand ready to perform transportation-related activities, including the management, fulfillment, and recordkeeping activities associated with such services. In the PCS segment, the Company's performance obligation is to deliver patient care services in accordance with the nature and frequency of services outlined in each contract. In the RPM segment, the Company's performance obligation is to stand ready to perform monitoring services in the form of personal emergency response system monitoring, vitals monitoring, and other monitoring services, as contractually agreed upon. The Company satisfies substantially all of its performance obligations over time and recognizes revenue over time instead of at points in time which aligns the pattern of transfer of promised services with the value received by the customer for the performance completed to date.

The Company holds different contract types under its different segments of business. In the NEMT segment, there are both capitated contracts, under which payors pay a fixed amount monthly per eligible member and revenue is recognized over each distinct service period, and fee-for-service ("FFS") contracts, under which the Company bills and collects a specified amount for each service that is provided and revenue is recognized using the right to invoice practical expedient. In the PCS segment, contracts are also FFS and service revenue is reported at the estimated net realizable amount from patients and third-party payors for services rendered and revenue is recognized using the right to invoice practical expedient. Under RPM contracts, payors pay per-enrolled-member-per-month, based on enrolled membership, and revenue is recognized ratably over the contract term. For each contract type, the Company determines the transaction price based on the gross charges for services provided, reduced by estimates for contractual adjustments due to settlements of audits and payment reviews from third-party payors. The Company determines the estimated revenue adjustments at each segment based on its historical experience with various third-party payors and previous results from the claims and adjudication process. The PCS segment uses the portfolio approach to determine the estimated revenue adjustments. See further information in Note 5, Revenue Recognition.

Government Grants

The Company has received government grants primarily under the CARES Act PRF and the ARPA SLFRF to provide economic relief and stimulus to combat health and economic impacts of the COVID-19 pandemic. During the third quarter of 2023, the Company also filed amended payroll tax returns for 2020 and 2021 to claim refunds for Employee Retention Credits ("ERC"). ERC is a U.S. federal tax credit introduced to support businesses and organizations during the COVID-19 pandemic that was initially established under the CARES Act in 2020 and was later expanded and extended by subsequent legislation, including the Consolidated Appropriations Act of 2021 and the American Rescue Plan Act of 2021. The Company received distributions from government grants of approximately $21.8 million and $16.3 million during the years ended December 31, 2023 and 2022, respectively, of which $5.0 million and $7.4 million were recognized as "Grant income" during the years ended December 31, 2023 and 2022, respectively, with the remaining balance recorded in "Accrued expenses and other current liabilities." Distributions received under these acts are targeted to assist with incremental health care related expenses or lost revenue attributable to the COVID-19 pandemic as well as provide stimulus to support long-term growth and recovery.

The payments from these acts are subject to certain restrictions and possible recoupment if not used for designated purposes. As a condition to receiving PRF distributions, providers must agree to certain terms and conditions, including, among other things, that the funds are being used for healthcare related expenses and lost revenues attributable to COVID-19, as defined by HHS. All recipients of PRF payments are required to comply with the reporting requirements described in the terms and conditions and as determined by HHS. The Company has submitted the required documents to meet reporting requirements for the applicable reporting periods. The Company received an audit inquiry letter from HHS related to one of the business units that received PRF payments, to which the Company has responded and submitted all requested information and believes that the payments received are substantiated and within the terms and conditions defined by HHS and continues to include these amounts as grant income. At this time, the Company is unaware of any other pending or upcoming audits or inquiries related to amounts received under PRF.

As a condition to receiving SLFRF, providers must agree to use the funds to respond to the PHE or its negative economic impacts, to respond to workers performing essential work by providing premium pay to eligible workers and to offset reduction in revenue due to the COVID-19 PHE as stipulated by the states in which the funds were received. All recipients of SLFRF payments are required to comply with the reporting requirements that the state in which the funds originated has requested in order for the states to meet the requirements as described in the terms and conditions as determined by the Department of the Treasury. The Company has complied with all known reporting requirements to date.

The Company recognizes distributions from government grants as "Grant income" or "Accrued expenses and other current liabilities" in line with the loss of revenues or expenses for which the grants are intended to compensate when there is reasonable assurance that it has complied with the conditions associated with the grant.

Stock-Based Compensation

The Company follows the fair value recognition provisions of ASC Topic 718 – Compensation – Stock Compensation (“ASC 718”), which requires companies to measure and recognize compensation expense for all share-based payments at fair value.
•The Company calculates the fair value of stock options using the Black-Scholes option-pricing formula. The fair value of restricted stock awards or units is determined based on the closing market price of the Company’s Common Stock on the date of grant. Forfeitures are recorded as they occur. The expense for stock-based compensation awards is amortized on a straight-line basis over the requisite service period, which is typically the vesting period.
•The Company records restricted stock units (“RSUs”) that may be settled by the holder in cash, rather than shares, as a liability and remeasures these liabilities at fair value at the end of each reporting period. Forfeitures are recorded as they occur. Upon settlement of these awards, the cumulative compensation expense recorded over the vesting period of the awards will equal the settlement amount, which is based on the Company’s stock price on the settlement date.
•The Company issues performance-based RSUs ("PRSUs") that vest upon achievement of pre-established company specific performance conditions and a service period. The fair value of the PRSUs is determined based on the closing market price of the Company’s Common Stock on the grant date and an assessment of the probability the performance targets will be achieved. Forfeitures are recorded as they occur. The expense for such awards is recognized over the requisite service period.
Income Taxes

Deferred income taxes are determined by the asset and liability method in accordance with ASC Topic 740 - Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available for tax reporting purposes, as well as other relevant factors. The Company establishes a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The net amount of deferred tax liabilities and assets, net of the valuation allowance, is presented as non-current in the Company's consolidated balance sheets.

Due to inherent complexities arising from the nature of the Company’s businesses, future changes in income tax law or variances between the Company’s actual and anticipated operating results, the Company makes certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

The Company has recorded a valuation allowance which includes amounts for certain carryforwards and deferred tax assets, as more fully described in Note 16, Income Taxes, for which the Company has concluded that it is more likely than not that these carryforwards and deferred tax assets will not be realized in the ordinary course of operations.

The Company recognizes interest and penalties related to income taxes as a component of income tax expense.

The Company accounts for uncertain tax positions based on a two-step process of evaluating recognition and measurement criteria. The first step assesses whether the tax position is more likely than not to be sustained upon examination by the tax authority, including resolution of any appeals or litigation, based on the technical merits of the position. If the tax position meets the more likely than not criteria, the portion of the tax benefit greater than 50.0% likely to be realized upon settlement with the tax authority is recognized in the consolidated financial statements.

On March 27, 2020, the CARES Act was enacted. See Note 16, Income Taxes, for a discussion of the impact on the Company from this act.

Loss Reserves for Certain Reinsurance Programs

The Company historically reinsured a substantial portion of its automobile, general and professional liability and workers’ compensation costs under certain reinsurance programs. The Company utilizes a report prepared by an independent actuary to estimate the gross expected losses related to these reinsurance policies, including the estimated losses in excess of insured limits, which would be reimbursed to the Company to the extent such losses were incurred.  As of December 31, 2023 and 2022, the Company had reserves of $20.2 million and $16.0 million, respectively, for the automobile, general and professional liability and workers’ compensation reinsurance policies. The gross reserve as of December 31, 2023 and 2022 of $45.7 million and $37.1 million, respectively, is classified as current liabilities and other long-term liabilities in the consolidated balance sheets.  The estimated amount to be reimbursed to the Company as of December 31, 2023 and 2022 was $25.5 million and $21.1 million, respectively, and is classified as other long-term assets in the consolidated balance sheets.

The Company regularly analyzes its reserves for incurred but not reported claims, and for reported but not paid claims related to its reinsurance and self-funded insurance programs. The Company believes its reserves are adequate. However, judgment is involved in assessing these reserves, such as in assessing historical paid claims, average lag times between the claims’ incurred date, reported dates and paid dates, and the frequency and severity of claims. There may be differences between actual settlement amounts and recorded reserves and any resulting adjustments are included in expense once a probable amount is known.

Self-Funded Insurance Programs

The Company also maintains a self-funded health insurance program with a stop-loss umbrella policy with a third-party insurer to limit the maximum potential liability for individual claims generally to $0.3 million per person, subject to an aggregating stop-loss limit of $0.4 million. In addition, the program has a total stop-loss limit for total claims, in order to limit the Company’s exposure to catastrophic claims. With respect to this program, the Company considers historical and projected medical utilization data when estimating its health insurance program liability and related expense. As of December 31, 2023 and 2022, the Company had $1.8 million and $2.1 million, respectively, in reserves for its self-funded health insurance programs. The reserves are classified as “Accrued expenses and other current liabilities” in the consolidated balance sheets.

Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share by taking net income (loss) attributable to the Company available to common stockholders divided by the weighted average number of common shares outstanding during the period, including restricted stock and stock held in escrow if such shares are participating securities. Diluted earnings (loss) per share includes the potential dilution that may occur from stock-based awards and other stock-based commitments using the treasury stock or the as-if converted methods, as applicable. For additional information on how the Company computes earnings (loss) per share, see Note 14, Earnings (Loss) Per Share.

Recent Accounting Pronouncements

Recent accounting pronouncements that the Company has yet to adopt are as follows:

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures ("ASU 2023-07"). This update improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker ("CODM") and included within each reported measure of segment profit or loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. ASU 2023-07 is effective for public business entities for fiscal years beginning after December 15, 2023, with early adoption permitted.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures ("ASU 2023-09"). This update enhances the transparency and decision usefulness of income tax disclosures including updates to the disclosures related to the rate reconciliation and income taxes paid. These updates improve transparency by requiring consistent categories and greater disaggregation of information in the rate reconciliation and requiring income taxes paid to be disaggregated by jurisdiction. ASU 2023-09 is effective for public business entities for fiscal years beginning after December 15, 2024, with early adoption permitted.

3. Acquisitions
Business Combinations

Care Finders Total Care, LLC

On September 14, 2021, the Company acquired Care Finders which is a personal care provider in the Northeast, with operations in New Jersey, Pennsylvania, and Connecticut. The acquisition of Care Finders broadens access to in-home personal care solutions for patients and supports the Company's strategy to expand its personal care platform.

The equity transaction was accounted for in accordance with ASC 805, Business Combinations in which a wholly-owned subsidiary of ModivCare Inc. acquired 100.0% of the equity securities of Care Finders for $333.4 million (a purchase price of $344.8 million less $11.4 million of cash that was acquired).

The following table summarizes information from the allocation of the consideration transferred to acquired identifiable assets and assumed liabilities as of the acquisition date of September 14, 2021 (in thousands):

Cash	$11,424
Accounts receivable(1)	14,708
Prepaid expenses and other(2)	2,625
Property and equipment(3)	2,527
Inventories(4)	231
Operating right of use asset(5)	1,939
Intangibles(6)	100,750
Goodwill(7)	232,103
Other assets(8)	226
Accounts payable(9)	(2,720)
Accrued expenses and other accrued liabilities(9)	(14,344)
Operating lease liability(5)	(1,939)
Deferred tax liabilities(10)	(2,327)
Other liabilities(9)	(378)
Total of assets acquired less liabilities assumed	$344,825

(1)     Management has valued accounts receivable based on the estimated future collectability of the receivables portfolio.
(2)     Given the short-term nature of the balance of prepaid expenses, the carrying value represents the fair value.
(3)     The acquired property and equipment consists primarily of capitalized software, computer equipment, and automobiles. The fair value of the property and equipment was determined based upon the best and highest use of the property with final values determined using cost and comparable sales methods.
(4)     Given the short-term nature of the balance of inventories, the carrying value represents the fair value.
(5)     The fair value of the operating lease liability and corresponding right-of-use asset (current and long-term) was recorded at $1.9 million based on market rates available to the Company.
(6)     The allocation of consideration exchanged to intangible assets acquired is as follows (in thousands, except useful lives):

	Type	Useful Life	Value
Payor network	Amortizable	7 years	$97,200
Trade name	Amortizable	3 years	1,950
Non-compete agreement	Amortizable	5 years	1,600
			$100,750

The Company valued the payor network utilizing the multi-period excess earnings method, trade names utilizing the relief-from-royalty method and non-compete agreement utilizing the with/without method. The weighted average useful life of the acquired intangible assets is approximately 6.9 years.

(7)     The acquisition initially resulted in $232.2 million of goodwill as a result of expected synergies due to future customers driven by expansion into different markets, an increase in market share, and a growing demographic that will need home care solutions. In the third quarter of 2022, goodwill decreased by $0.1 million as a result of changes to accounts payable and deferred tax liabilities, as discussed in detail below. All of the acquired goodwill is deductible for tax purposes.
(8)     Included in other assets are security deposits with a value of $0.2 million.
(9)     Due to the short-term nature of the accounts, the carrying value is assumed to represent the fair value for accounts payable as well as certain other current liabilities as of the acquisition date. The carrying value for non-current liabilities is also assumed to represent the fair value as of the acquisition date. In the third quarter of 2022, it was determined that an additional $0.2 million of accounts payable existed as of the acquisition date, and therefore, the initial balance of $2.5 million was increased to $2.7 million.
(10)     Net deferred tax liabilities represent the expected future tax consequences of temporary differences between the fair values of the assets acquired and liabilities assumed and their tax basis. In the third quarter of 2022, deferred tax liabilities of $2.6 million decreased by $0.3 million due to tax impacts of the acquisition.

VRI Intermediate Holdings, LLC

On September 22, 2021, the Company acquired VRI, a provider of remote patient monitoring solutions that manages a comprehensive suite of services including personal emergency response systems, vitals monitoring and data-driven patient engagement solutions. The acquisition of VRI accelerates the Company's strategy to build a holistic suite of supportive care solutions that address SDoH, introduces new technology-enabled in-home solutions that deepen the Company's engagement with payors and patients, and adds a new suite of services and operating team to advance the Company's broader technology and data strategy.

The stock transaction was accounted for in accordance with ASC 805, Business Combinations in which a wholly-owned subsidiary of ModivCare Inc. acquired 100.0% of the equity securities of VRI for $314.6 million (a purchase price of $317.5 million less $2.9 million of cash that was acquired).

The following table summarizes the allocation of the consideration transferred to acquired identifiable assets and assumed liabilities as of the acquisition date of September 22, 2021 (in thousands):

Cash	$2,922
Accounts receivable(1)	6,800
Inventory(2)	1,684
Prepaid expenses and other(3)	805
Property and equipment(4)	14,908
Intangible assets(5)	75,590
Goodwill(6)	236,317
Accounts payable and accrued liabilities(7)	(1,884)
Accrued expense(7)	(2,487)
Deferred revenue(7)	(67)
Deferred tax liabilities(8)	(17,070)
Total of assets acquired less liabilities assumed	$317,518

(1)    Management has valued accounts receivable based on the estimated future collectability of the receivables portfolio.
(2)     Given the short-term nature of the balance of inventories, the carrying value represents the fair value.
(3)     Given the short-term nature of the balance of prepaid expenses, the carrying value represents the fair value.
(4)     The acquired property and equipment consists primarily of personal emergency response system devices, with the remainder consisting of computer equipment, buildings and other equipment. The Company valued the personal emergency response system devices, computer equipment and other equipment utilizing the cost approach at $12.7 million. The carrying value of the remainder of the property and equipment, consisting primarily of buildings and land, is assumed to represent the fair value.
(5)    The allocation of consideration exchanged to intangible assets acquired is as follows (in thousands, except useful lives):

	Type	Useful Life	Value
Payor network	Amortizable	7 years	$72,150
Trade name	Amortizable	3 years	890
Developed technology	Amortizable	3 years	2,550
			$75,590

The Company valued payor network utilizing the multi-period excess earnings method, trade names utilizing the relief-from-royalty method and developed technology utilizing the cost approach. The weighted average useful life of the acquired intangible assets is approximately 6.8 years.

(6)     The acquisition initially resulted in $236.7 million of goodwill as a result of expected synergies due to future customers driven by expansion into different markets and an increase in market share. In the third quarter of 2022, goodwill decreased by $0.4 million due to a decrease in deferred tax liabilities, as discussed in more detail below. The related goodwill is not deductible for tax purposes.
(7)     Due to the short-term nature of the accounts, the carrying value is assumed to represent the fair value for accounts payable as well as certain other current liabilities as of the acquisition date. The carrying value for non-current liabilities is also assumed to represent the fair value as of the acquisition date.
(8)     Net deferred tax liabilities represent the expected future tax consequences of temporary differences between the fair values of the assets acquired and liabilities assumed and their tax basis. In the third quarter of 2022, deferred tax liabilities of $17.5 million decreased by $0.4 million due to tax impacts of the acquisition.

Guardian Medical Monitoring

On May 11, 2022, the Company acquired Guardian Medical Monitoring ("GMM"), a provider of remote patient monitoring solutions that manages a comprehensive suite of services including personal emergency response systems and medication management. The acquisition of GMM supports the Company's strategy to expand its RPM segment and enhances the Company's suite of supportive care solutions that address SDoH.

The stock transaction was accounted for in accordance with ASC 805, Business Combinations in which a wholly-owned subsidiary of the Company acquired 100.0% of the equity securities of GMM for $71.2 million (a purchase price of $71.6 million less $0.4 million of cash that was acquired).

The following table summarizes the allocation of the consideration transferred to acquired identifiable assets and assumed liabilities as of the acquisition date of May 11, 2022 (in thousands):

Cash(1)	$391
Accounts receivable(2)	2,355
Prepaid expenses and other(3)	771
Property and equipment(4)	2,639
Intangible assets(5)	21,950
Goodwill(6)	44,346
Accounts payable(7)	(281)
Accrued expenses and other current liabilities(7)	(577)
Total of assets acquired less liabilities assumed	$71,594

(1)     During 2022, the Company received an additional $0.1 million of cash related to net working capital adjustments, and therefore, the initial balance of $0.3 million was increased to $0.4 million.

(2)    Management has valued accounts receivable based on the estimated future collectability of the receivables portfolio. During 2022, it was determined that $0.6 million of the initial accounts receivable balance was uncollectible, and therefore, the initial balance of $3.0 million was decreased to $2.4 million.
(3)     Given the short-term nature of the balance of prepaid expenses and other assets, the carrying value represents the fair value.
(4)     The acquired property and equipment consists primarily of personal emergency response system devices, with the remainder consisting of computer equipment and furniture and fixtures. The Company valued the personal emergency response system devices utilizing the cost approach. Through this valuation, it was determined that $0.1 million of acquired property and equipment did not exist, and therefore, the initial balance of $2.7 million was decreased to $2.6 million. The carrying value of the remainder of the property and equipment, consisting primarily of computer equipment and furniture and fixtures, is assumed to represent the fair value.
(5)    The allocation of consideration exchanged to intangible assets acquired is as follows (in thousands, except useful lives):

	Type	Useful Life	Value
Payor network	Amortizable	7 years	$21,600
Trade name	Amortizable	2 years	350
			$21,950

The Company valued the payor network utilizing the multi-period excess earnings method and trade names utilizing the relief-from-royalty method. The weighted average useful life of the acquired intangible assets is approximately 6.9 years.

(6)     The acquisition initially resulted in $43.7 million of goodwill as a result of expected synergies due to future customers driven by expansion into different markets and an increase in market share. During the measurement period, accounts receivable was reduced by $0.6 million which caused a corresponding increase to goodwill. Also during the measurement period, cash increased by $0.1 million related to working capital adjustments, which caused a corresponding decrease to goodwill, and acquired property and equipment decreased by $0.1 million, which caused a corresponding increase to goodwill. The result of these adjustments was a total goodwill balance of $44.3 million. All of the acquired goodwill is deductible for tax purposes.
(7)     Due to the short-term nature of the accounts, the carrying value is assumed to represent the fair value for accounts payable and accrued expenses and other current liabilities as of the acquisition date.

Since the date of the acquisition, GMM revenue of $11.9 million and net income of $1.8 million are included in the Company's consolidated results of operations.

Pro Forma Financial Information (unaudited)

Assuming Care Finders, VRI and GMM had been acquired as of January 1, 2021, and the results of each had been included in operations beginning on the assumed acquisition date, the following table provides estimated unaudited pro forma results of operations for the years ended December 31, 2022, and 2021 (in thousands, except earnings per share). The estimated pro forma net income adjusts for the effect of fair value adjustments related to each of the acquisitions, transaction costs and other non-recurring costs directly attributable to the transactions and the impact of the additional debt to finance the applicable acquisitions.

	December 31,
	2022	2021
Pro forma:
Revenue	$2,510,875	$2,200,339
Net loss	(32,770)	(21,547)
Diluted earnings (loss) per share	$(2.33)	$(1.53)

Estimated unaudited pro forma information is not necessarily indicative of the results that actually would have occurred had the acquisitions been completed on the date indicated or of future operating results. The supplemental pro forma earnings were adjusted to exclude the impact of historical interest expense for Care Finders and VRI of $3.7 million and $3.2 million, respectively, for 2021. No adjustment related to interest expense was required for the year ended December 31, 2022.

Acquisition-related costs of approximately $2.0 million for GMM, were expensed as incurred, recorded in selling, general and administrative expenses during the year ended December 31, 2022, and are reflected in the pro forma table above at the assumed acquisition date. Acquisition-related costs of approximately $6.6 million and $4.7 million for Care Finders and VRI, respectively, were expensed as incurred, recorded in selling, general and administrative expenses during the year ended December 31, 2021 and are reflected in the pro forma table above at the assumed acquisition date. Acquisition-related costs consisted of professional fees for advisory, consulting and underwriting services as well as other incremental costs directly related to the acquisitions.

Asset Acquisitions

WellRyde

On May 6, 2021, the Company entered into an asset purchase agreement with nuVizz to purchase the software, WellRyde. Pursuant to the purchase agreement, the WellRyde software was acquired for total consideration of $12.0 million in cash, subject to certain adjustments.

The transaction was accounted for as an asset acquisition in accordance with ASC 805, Business Combinations. The Company incurred transaction costs for the acquisition of $0.5 million during the period ended December 31, 2021. These costs were capitalized as a component of the purchase price.

The consideration paid for the acquisition is as follows (in thousands):

Value
Consideration paid	$12,000
Transaction costs	463
Net consideration	$12,463

The fair value allocation of the net consideration is as follows (in thousands, except useful lives):

	Type	Useful Life	Value
Transportation management software	Amortizable	10 years	$12,328
Assembled workforce	Amortizable	10 years	135
			$12,463

Other Asset Acquisition

On May 30, 2022, the Company entered into an asset purchase agreement with a private entity to purchase certain customer contracts within our PCS segment. Pursuant to the purchase agreement, the contracts were acquired for total consideration of $7.6 million in cash, subject to certain adjustments.

The transaction was accounted for as an asset acquisition in accordance with ASC 805, Business Combinations. The fair value of the net consideration is as follows (in thousands, except useful lives):

	Type	Useful Life	Value
Payor network	Amortizable	6 years	$7,297
Assembled workforce	Amortizable	6 years	309
			$7,606

4.    Segments

The Company’s reportable segments are identified based on a number of factors related to how its Chief Operating Decision Maker ("CODM") determines the allocation of resources and assesses the performance of the Company’s operations. The CODM uses service revenue, net and operating income as the measures of gross revenue and profit or loss to assess segment performance and allocate resources, and uses total assets as the measure of assets attributable to each segment. The Company's operating income for the reportable segments includes an allocated portion of corporate expenses to the respective segments and includes revenues and all other costs directly attributable to the specific segment.

The Company’s reportable segments are strategic units that offer different services under different financial and operating models to the Company’s customers. The segments are managed separately because each requires different technology and marketing strategies. The Company's CODM manages the Company under four reportable segments.

•NEMT - The Company's NEMT segment is the largest manager of non-emergency medical transportation programs for state governments and managed care organizations, or MCOs, in the U.S. This segment also holds the results of the Company's captive insurance program;

•PCS - The Company's PCS segment provides in home personal care services to State and Managed Medicaid, Medicare, and Private Pay patient populations in need of care monitoring and assistance performing activities of daily living;

•RPM - The Company's RPM segment provides remote patient monitoring solutions, including personal emergency response systems, vitals monitoring, medication management, and data-driven patient engagement solutions; and

•Corporate and Other - Effective January 1, 2022, the Company completed its segment reorganization which resulted in the addition of a Corporate and Other segment that includes the costs associated with the Company's corporate operations as well as the results of an investment in innovation that the Company made at the end of the first quarter of 2023 related to our data analytics capabilities, which contributes to service revenue and service expense. The operating results of the Corporate and Other segment include activities related to executive, accounting, finance, internal audit, tax, legal, debt and the related interest expense, and certain strategic and corporate development functions for each segment, the results of this investment in innovation, as well as the results of the Company's Matrix investment. Prior to the segment reorganization, the Company reported the investment in Matrix as a separate operating segment. Based on the relative size of the Matrix investment and all related activity to the overall financial statements, the CODM no longer views it as a separate operating segment but reviews results in conjunction with the other corporate results of the business. The Company reclassified certain costs associated with this reorganization for the year ended December 31, 2021 to conform to this presentation.

The following table sets forth certain financial information attributable to the Company’s business segments for the years ended December 31, 2023, 2022 and 2021 (in thousands):

	Year Ended December 31, 2023
	NEMT	PCS	RPM	Corporate and Other	Total
Service revenue, net	$1,951,447	$715,615	$77,941	$6,167	$2,751,170
Grant income(1)	—	5,037	—	—	5,037

Service expense	1,709,790	561,919	27,025	5,484	2,304,218
General and administrative expense	115,355	86,767	22,971	79,471	304,564
Depreciation and amortization	27,409	51,402	24,536	924	104,271
Impairment of goodwill	—	137,331	45,769	—	183,100
Operating income (loss)	$98,893	$(116,767)	$(42,360)	$(79,712)	$(139,946)

Equity in net income (loss) of investee, net of tax	$1,057	$—	$—	$(770)	$287
Equity investment	$1,653	$—	$—	$39,878	$41,531
Goodwill	$135,186	$415,444	$234,894	$30	$785,554
Total assets	$542,100	$763,366	$344,527	$117,282	$1,767,275

	Year Ended December 31, 2022
	NEMT	PCS	RPM	Corporate and Other	Total
Service revenue, net	$1,768,442	$667,674	$68,277	$—	$2,504,393
Grant income(1)	—	7,351	—	—	7,351

Service expense	1,487,447	520,065	24,562	—	2,032,074
General and administrative expense	146,935	91,365	23,156	60,715	322,171
Depreciation and amortization	28,709	51,025	19,854	827	100,415
Operating income (loss)	$105,351	$12,570	$705	$(61,542)	$57,084

Equity in net income (loss) of investee, net of tax	$71	$—	$—	$(30,035)	$(29,964)
Equity investment	$186	$—	$—	$41,117	$41,303
Goodwill	$135,186	$552,775	$280,663	$30	$968,654
Total assets	$496,605	$950,181	$396,944	$100,542	$1,944,272

	Year Ended December 31, 2021
	NEMT	PCS	RPM	Corporate and Other	Total
Service revenue, net	$1,483,696	$495,579	$17,617	$—	$1,996,892
Grant income(1)	—	5,441	—	—	5,441

Service expense	1,186,185	392,508	5,605	—	1,584,298
General and administrative expense	132,493	70,704	5,791	62,686	271,674
Depreciation and amortization	29,058	23,759	4,181	—	56,998
Operating income (loss)	$135,960	$14,049	$2,040	$(62,686)	$89,363

Equity in net loss of investee, net of tax	$—	$—	$—	$(38,250)	$(38,250)
Equity investment	$—	$—	$—	$83,069	$83,069
Goodwill	$135,186	$552,833	$236,738	$30	$924,787
Total assets	$546,923	$1,020,014	$340,913	$119,575	$2,027,425

(1)     Grant income for the PCS segment includes funding received on a periodic basis from the PRF in relation to relief under the CARES Act and funding received from the SLFRF under ARPA in relation to economic recovery to combat health and economic impacts of the COVID-19 pandemic. See Note 2, Significant Accounting Policies and Recent Accounting Pronouncements.

5.    Revenue Recognition

Under ASC 606, the Company recognizes revenue as it transfers promised services to its customers and generates all of its revenue from contracts with customers. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled in exchange for these services. The Company satisfies substantially all of its performance obligations over time and recognizes revenue over time instead of at points in time.

Revenue Contract Structure

NEMT Capitated Contracts (per-member-per-month)

Under capitated contracts, payors pay a fixed amount per eligible member per month. Capitation rates are generally based on expected costs and volume of services. The Company assumes the responsibility of meeting the covered healthcare related transportation requirements based on per-member per-month fees for the number of eligible members in the payor’s program. Revenue is recognized based on the population served during the period. Certain capitated contracts have provisions for reconciliations, risk corridors or profit rebates. For contracts with reconciliation provisions, capitation payment is received as a prepayment during the month service is provided. These prepayments are reconciled based on actual cost and/or trip volume and may result in refunds to the payor, or additional payments due from the payor. Contracts with risk corridor or profit rebate provisions allow for profit within a certain corridor and once the Company reaches profit level thresholds or maximums, it discontinues recognizing revenue and instead records a liability within the accrued contract payable account. This liability may be reduced through future increases in trip volume or periodic settlements with the payor. While a profit rebate provision could only result in a liability from this profit threshold, a risk corridor provision could potentially result in a receivable if the Company does not reach certain profit minimums, which would be recorded in the reconciliation contract receivables account.

NEMT Fee-for-service Contracts

Fee-for-service ("FFS") revenue represents revenue earned under non-capitated contracts in which the Company bills and collects a specified amount for each service that it provides. FFS revenue is recognized in the period in which the services are rendered and is reduced by the estimated impact of contractual allowances.

PCS Fee-for-service Contracts

PCS FFS revenue is reported at the estimated net realizable amount from clients, patients and third-party payors for services rendered based on actual personal care hours provided. Payment for services received from third-party payors includes, but is not limited to, insurance companies, hospitals, governmental agencies and other home health care providers who subcontract work to the Company. Certain contracts are subject to retroactive audit and possible adjustment by those payors based on the nature of the contract or costs incurred. The Company makes estimates of adjustments and considers these in the recognition of revenue in the period in which the related services are rendered. The difference between estimated settlement and actual settlement is reported in net service revenues as adjustments become known or as years are no longer subject to such audits, reviews, or investigations.

RPM per-member-per-month Contracts

RPM per-member-per-month ("PMPM") revenue consists of revenue from monitoring services provided to the customer. Under RPM contracts, payors pay per-enrolled-member-per-month based on enrolled membership. Consideration is generally fixed for each type of monitoring service and revenue is recognized ratably over the contract term based on the monthly fee paid by customers.

Disaggregation of Revenue by Contract Type
The following table summarizes disaggregated revenue from contracts with customers by contract type for the years ended December 31, 2023, 2022, and 2021 (in thousands):

	Year Ended December 31,
	2023	2022	2021
NEMT capitated contracts	$1,663,987	$1,553,407	$1,257,390
NEMT FFS contracts	287,460	215,035	226,306
Total NEMT service revenue, net	1,951,447	1,768,442	1,483,696

PCS FFS contracts	715,615	667,674	495,579
RPM PMPM contracts	77,941	68,277	17,617
Other service revenue	6,167	—	—
Total service revenue, net	$2,751,170	$2,504,393	$1,996,892

Payor Information
Service revenue, net, is derived from state and managed Medicaid contracts, managed Medicare contracts, as well as a small amount from private pay and other contracts. Of the NEMT segment’s revenue, 11.2%, 10.9% and 9.7% were derived from one payor for the years ended December 31, 2023, 2022 and 2021, respectively. Of the PCS segment's revenue, 11.3%,

12.0% and 11.7% were derived from one payor for the years ended December 31, 2023, 2022 and 2021, respectively. Of the RPM segment's revenue, 18.5%, 19.9%, and 27.0% were derived from one payor for the years ended December 31, 2023, 2022 and 2021, respectively.

Revenue Adjustments

During the years ended December 31, 2023, 2022, and 2021 the Company recognized a reduction of $2.8 million, a reduction of $0.9 million, and an increase of $11.4 million in service revenue, respectively, from contractual adjustments relating to performance obligations satisfied in previous periods to which the payor agreed.

Related Balance Sheet Accounts
The following table provides information about accounts receivable, net as of December 31, 2023 and 2022 (in thousands):

	December 31, 2023	December 31, 2022
Accounts receivable	$223,506	$225,288
Allowance for doubtful accounts	(969)	(2,078)
Accounts receivable, net	$222,537	$223,210
The following table provides information about other revenue related accounts included on the accompanying consolidated balance sheets (in thousands):

	December 31, 2023	December 31, 2022
Accrued contract payables(1)	$117,488	$194,287
Contract receivables(2)	$143,960	$71,131
Long-term contract receivables(3)	$—	$427
Deferred revenue, current	$2,629	$2,202
(1)     Accrued contract payables primarily represent overpayments and liability reserves on certain risk corridor, profit rebate and reconciliation contracts. See the contract payables and receivables activity below.
(2)     Contract receivables primarily represent underpayments and receivables on certain risk corridor, profit rebate, and reconciliation contracts. See the contract payables and receivables activity below.
(3)     Long-term contract receivables primarily represent future receivable balances on certain risk corridor, profit rebate and reconciliation contracts that may be received in greater than 12 months.

The following table provides the summary activity of total contract payables and receivables as reported within the consolidated balance sheets (in thousands):

	December 31, 2022	Additional Amounts Recorded	Amounts Paid or Settled	December 31, 2023
Reconciliation contract payables	$25,853	$17,723	$(31,282)	$12,294
Profit rebate/corridor contract payables	155,161	61,623	(122,009)	94,775
Overpayments and other cash items	13,273	23,322	(26,176)	10,419
Total contract payables	$194,287	$102,668	$(179,467)	$117,488

Reconciliation contract receivables	$48,153	$59,184	$(50,335)	$57,002
Corridor contract receivables	23,405	64,009	(456)	86,958
Total contract receivables	$71,558	$123,193	$(50,791)	$143,960

6. Equity Investment

As of December 31, 2023 and 2022, the Company owned a 43.6% non-controlling interest in Matrix. Pursuant to a Shareholder’s Agreement, affiliates of Frazier Healthcare Partners hold rights necessary to control the fundamental operations of Matrix. The Company accounts for this investment in Matrix under the equity method of accounting and the Company’s share of Matrix’s income or losses are recorded as “Equity in net (income) loss of investee, net of tax” in the accompanying consolidated statements of operations. During the years ended December 31, 2022 and 2021, Matrix recorded asset impairment charges of $82.2 million and $111.4 million, respectively. Matrix recorded no asset impairment charges for the year ended December 31, 2023.

The Company's gross share of Matrix's operations for the years ended December 31, 2023, 2022 and 2021 was a loss of $1.1 million, $41.0 million and $53.1 million, respectively, which is presented net of tax on the consolidated statements of operations for a loss of $0.8 million, $30.0 million and $38.3 million, respectively.

The carrying amount of the assets included in the Company’s consolidated balance sheets and the maximum loss exposure related to the Company’s interest in Matrix as of December 31, 2023 and 2022 totaled $41.5 million and $41.3 million, respectively.

Summary financial information for Matrix on a standalone basis is as follows (in thousands):

	December 31, 2023	December 31, 2022
Current assets	$112,090	$97,750
Long-term assets	$351,143	$373,297
Current liabilities	$41,584	$36,913
Long-term liabilities	$314,316	$325,613

	Year ended December 31, 2023	Year ended December 31, 2022	Year ended December 31, 2021
Revenue	$325,192	$300,306	$398,260
Operating income (loss)	$30,418	$(83,110)	$1,316
Net loss	$(1,689)	$(98,187)	$(122,898)

7.    Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets were comprised of the following (in thousands):

	December 31, 2023	December 31, 2022
Prepaid insurance	$7,231	$6,334
Deferred ERP implementation costs	2,875	5,817
Deferred financing costs on credit facility	2,638	3,061
Prepaid income taxes	2,418	7,186
Other prepaid expenses	11,866	11,934
Total prepaid expenses and other current assets	$27,028	$34,332

8.    Property and Equipment

Property and equipment consisted of the following (in thousands, except useful lives):

	Estimated Useful			December 31,
	Life (years)			2023	2022
Software	3	—	10	$57,658	$51,409
Computer, office and telecommunications equipment	2	—	7	39,201	30,129
Monitoring equipment		3		33,547	22,132
Leasehold improvements	Shorter of useful life or lease term			12,848	10,136
Construction and development in progress		N/A		7,136	3,309
Automobiles		5		5,334	4,245
Furniture and fixtures	3	—	10	4,486	4,391
Buildings	30	—	40	1,886	1,886
Land		N/A		292	292
Total property and equipment				162,388	127,929
Less accumulated depreciation				(76,759)	(58,791)
Total property and equipment, net				$85,629	$69,138

Depreciation expense was $25.0 million, $20.1 million and $12.7 million for the years ended December 31, 2023, 2022 and 2021, respectively.

9. Goodwill and Intangible Assets

The Company tests goodwill for impairment for its reporting units annually as of July 1 or more frequently when events or changes in circumstances indicate that impairment may have occurred. The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset group may not be recoverable.

Goodwill

Changes in key assumptions from the prior year annual goodwill assessment and the resulting reduction in projected future cash flows included in the current year goodwill test resulted in a decrease in the fair values of the Company's PCS and RPM reporting units such that the fair value of each respective reporting unit was less than its respective carrying value. As a result, during the second quarter of 2023, the Company recorded a non-cash goodwill impairment charge of $183.1 million, of which $137.3 million was recorded in the PCS reporting unit and $45.8 million in the RPM reporting unit. This goodwill impairment charge is recorded in “Impairment of goodwill” on the Company’s consolidated statement of operations for the year ended December 31, 2023. There was no such goodwill impairment charge in the year ended December 31, 2022 or 2021. The current year impairment was driven primarily by macroeconomic factors, including a decline in the market value of the Company's common stock. After recording the impairment charge, the associated reporting units have $650.3 million of goodwill remaining. If, among other factors, (i) the Company's equity values were to decline significantly, (ii) the Company experienced additional adverse impacts associated with macroeconomic factors, including increases in our estimated weighted average cost of capital, or (iii) the adverse impacts stemming from competition, economic, regulatory or other factors were to cause the Company's results of operations or cash flows to be worse than currently anticipated, the Company could conclude in future periods that additional impairment charges of certain reporting units are required in order to reduce the carrying values of goodwill. Any such impairment charges could be significant.

Changes in the carrying amount of goodwill by reportable segment are presented in the following table (in thousands):

	NEMT	PCS	RPM	Corporate and Other	Total
Balances at December 31, 2021
Goodwill	$231,186	$552,833	$236,738	$30	$1,020,787
Accumulated impairment losses	(96,000)	—	—	—	(96,000)
	$135,186	$552,833	$236,738	$30	$924,787

Balances at December 31, 2022
Goodwill acquired in GMM acquisition	$—	$—	$43,689	$—	$43,689
Purchase accounting adjustments for Care Finders, VRI, and GMM	—	(58)	236	—	178
	$135,186	$552,775	$280,663	$30	$968,654

Balances at December 31, 2023
Impairment of goodwill	—	(137,331)	(45,769)	—	(183,100)
	$135,186	$415,444	$234,894	$30	$785,554

The total amount of goodwill that was deductible for income tax purposes related to acquisitions as of December 31, 2023 and 2022 was $317.3 million and $312.6 million, respectively.

Impairment

The Company recorded goodwill impairment charges of $183.1 million for the year ended December 31, 2023 and did not record any goodwill or intangible asset impairment charges for the years ended December 31, 2022 or 2021. The accumulated impairment losses on goodwill totaled $279.1 million as of December 31, 2023 and $96.0 million as of December 31, 2022.

Intangible Assets

Intangible assets are comprised of acquired payor networks, trademarks and trade names, developed technology, non-compete agreements, licenses, and an assembled workforce. Finite-lived intangible assets are amortized using the straight-line method over the estimated economic lives of the assets. These finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Indefinite-lived intangible assets are not amortized, but are tested for impairment annually and more frequently if events occur or circumstances change that indicate an asset may be impaired. Based on the continued value of the definite-lived and indefinite-lived intangible assets acquired, the Company did not identify any circumstances during the years ended December 31, 2023 or 2022 that would require an impairment test for our intangible assets.

As of December 31, 2023 and 2022, intangible assets consisted of the following (in thousands, except estimated useful lives):

		December 31,
		2023		2022
	Estimated Useful Life (Yrs)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Payor networks	3 - 15	$540,298	$(209,560)	$539,960	$(147,980)
Trademarks and trade names	2 - 10	48,541	(34,978)	48,541	(20,836)
Developed technology	3 - 10	29,389	(14,732)	28,978	(11,618)
Non-compete agreement	2 - 5	1,610	(730)	1,610	(408)
New York LHCSA Permit	Indefinite	770	—	770	—
Assembled workforce	6 - 10	444	(117)	444	(52)
Total		$621,052	$(260,117)	$620,303	$(180,894)

The weighted-average amortization period at December 31, 2023 for intangibles was 7.7 years. No significant residual value is estimated for these intangible assets. Amortization expense was $79.2 million, $80.4 million and $44.3 million for the years ended December 31, 2023, 2022 and 2021, respectively.

The total amortization expense is estimated to be as follows for the next five years as of December 31, 2023 (in thousands):

Year	Amount
2024	$78,583
2025	64,382
2026	55,781
2027	51,226
2028	44,439
Total	$294,411

10.    Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities were comprised of the following (in thousands):

	December 31,
	2023	2022
Accrued compensation and related liabilities	$48,033	$47,947
Insurance reserves	22,014	17,836
Accrued operating expenses	15,884	18,432
Accrued interest	10,498	10,643
Accrued legal fees	10,148	15,574
Accrued government grants(1)	9,156	7,367
Union pension obligation	1,573	3,665
Deferred revenue	2,629	2,202
Other	7,966	12,194
Total accrued expenses and other current liabilities	$127,901	$135,860

(1)     Accrued government grants include payments received from government entities in relation to the PRF and SLFRF to offset lost revenue or increased expenditures for which the related expenditure has not yet been incurred and thus the related payments are deferred as of December 31, 2023 and 2022.

11. Debt

Senior Unsecured Notes

Senior unsecured notes as of December 31, 2023 and 2022 consisted of the following (in thousands):

		December 31,
Senior Unsecured Note	Date of Issuance	2023	2022
$500.0 million 5.875% due November 15, 2025 (effective interest rate 6.524%)	11/4/2020	$494,011	$491,098
$500.0 million 5.000% due October 1, 2029 (effective interest rate 5.405%)	8/24/2021	489,746	488,263
Total		$983,757	$979,361

The Senior Notes due 2025 and the Senior Notes due 2029 (collectively, the "Notes") were issued pursuant to two indentures, dated November 4, 2020 and August 24, 2021, respectively, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The Senior Notes due 2025 relate to the Company’s acquisition of Simplura and the Senior Notes due 2029 relate to the Company’s acquisition of VRI. The fair value of the Notes as of December 31, 2023 and 2022 was $909.2 million and $896.6 million, respectively, which was determined based on quoted prices in active markets, and therefore designated as Level 1 within the valuation hierarchy.

The Notes are senior unsecured obligations and rank senior in right of payment to all of the Company's future subordinated indebtedness, rank equally in right of payment with all of the Company's existing and future senior indebtedness, are effectively subordinated to any of the Company's existing and future secured indebtedness, including indebtedness under the New Credit Facility, to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the Company’s non-guarantor subsidiaries.

The indentures for the Notes contain covenants that, among other things, restrict the Company’s ability and the ability of its restricted subsidiaries to, among other things: incur additional indebtedness or issue disqualified capital stock; make certain investments; create or incur certain liens; enter into certain transactions with affiliates; merge, consolidate, amalgamate or transfer substantially all of its assets; agree to dividend or other payment restrictions affecting its restricted subsidiaries; and transfer or sell assets, including capital stock of its restricted subsidiaries. These covenants, however, are subject to a number of important exceptions and qualifications, and certain covenants may be suspended in the event the Notes are assigned an investment grade rating from two of three rating agencies. The indentures for both the Senior Notes due 2025 and the Senior Notes due 2029 provide that the notes may become subject to redemption under certain circumstances.

In 2024 and thereafter, the Company may redeem all or a part of the Senior Notes due 2025 upon not less than ten days’ nor more than 60 days’ notice, at 100.0% of the principal amount plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date.

The Company may also redeem the Senior Notes due 2029, in whole or in part, at any time prior to October 1, 2024, at a price equal to 100.0% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption plus a “make-whole” premium set forth in the Indenture. In addition, the Company may redeem up to 40.0% of the Senior Notes due 2029 prior to October 1, 2024, at a redemption price of 105.0% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, with the proceeds of certain equity offerings, subject to certain conditions as specified in the Indenture Agreement.

On or after October 1, 2024, the Company may redeem all or a part of the Senior Notes due 2029 upon not less than ten nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below:

Year	Percentage
2024	102.500%
2025	101.250%
2026 and thereafter	100.000%

The Company will pay interest on the Senior Notes due 2025 at 5.875% per annum until maturity. Interest is payable semi-annually in arrears on May 15 and November 15 of each year, with the first interest payment date being May 15, 2021. Principal payments are not required until the maturity date on November 15, 2025 when 100.0% of the outstanding principal will be required to be repaid.

Pursuant to the Senior Notes due 2029, the Company will pay interest on the notes at 5.0% per annum until maturity. Interest is payable semi-annually in arrears on April 1 and October 1 of each year. Principal payments are not required until the maturity date on October 1, 2029 when 100.0% of the outstanding principal will be required to be repaid. As a part of the bond issuance process, we incurred a $6.6 million bridge commitment fee that provided a potential funding backstop in the event that the Notes did not meet the desired subscription level to be used to acquire VRI. That commitment expired unused upon closing of the Notes and the fee was expensed in the third quarter of 2021.

In relation to the issuance of the Senior Notes due 2025, debt issuance costs of $14.5 million were incurred at the date of issuance and these costs were deferred and are amortized to interest cost over the term of the Notes. Additionally, in relation to the issuance of the Senior Notes due 2029, debt issuance costs of $13.5 million were incurred at the date of issuance and these costs were deferred and are amortized to interest cost over the term of the Notes. As of December 31, 2023, $16.2 million of unamortized deferred issuance costs was netted against the long-term debt balance on the consolidated balance sheet. The Company was in compliance with all covenants as of December 31, 2023.

Annual maturities on all long-term debt outstanding at December 31, 2023, are as follows:

Maturities
2024	$—
2025	500,000
2026	—
2027	—
2028	—
Thereafter	500,000
Total maturities	1,000,000
Unamortized deferred issuance costs	16,243
Total long-term debt	$983,757

Credit Facility

The Company was a party to an amended and restated credit and guaranty agreement, dated as of August 2, 2013 (as amended, the “Old Credit Agreement”), with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and the other lenders party thereto. On September 13, 2021, the Company entered into the Ninth Amendment to the Amended and Restated Credit and Guaranty Agreement (the “Ninth Amendment”), which among other things, amended the Old Credit Facility to permit the incurrence of additional debt to finance the acquisition of VRI and revise financial covenants therein to permit the consummation of the VRI acquisition. The amount available under the revolving credit facility (the “Old Credit Facility”) included an aggregate principal amount of $225.0 million, with a sub-facility for letters of credit of $40.0 million.

On February 3, 2022, the Company terminated its Old Credit Facility and entered into the New Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, swing line lender and an issuing bank, Wells Fargo Bank, National Association, as an issuing bank, Truist Bank and Wells Fargo Bank, National Association, as co-syndication agents, Deutsche Bank AG New York Branch, Bank of America, N.A., Regions Bank, Bank of Montreal and Capital One, National Association, as co-documentation agents, and JPMorgan Chase Bank, N.A., Truist Securities, Inc. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers, and the other lenders party thereto. The New Credit Agreement provides the Company with the New Credit Facility in an aggregate principal amount of $325.0 million. The New Credit Facility includes sublimits for swingline loans, letters of credit and alternative currency loans in amounts of up to $25.0 million, $60.0 million and $75.0 million, respectively. The New Credit Facility matures on February 3, 2027 and the proceeds may be used (i) to finance working capital needs of the Company and its subsidiaries and (ii) for general corporate purposes of the Company and its subsidiaries (including to finance capital expenditures, permitted acquisitions and investments).

On June 26, 2023, the Company entered into the First Amendment to the New Credit Agreement which amended the maximum permitted Total Net Leverage Ratio under the New Credit Agreement as follows: for the fiscal quarters ending June 30, 2023 through September 30, 2023, 5.25:1.00; for the fiscal quarters ending December 31, 2023 through March 31, 2024, 5.00:1.00; for the fiscal quarter ending June 30, 2024, 4.75:1.00; and for the fiscal quarters ending September 30, 2024 and for the fiscal quarters ending thereafter, 4.50:1.00.

On February 22, 2024, the Company entered into the Second Amendment to the New Credit Agreement, which amended the maximum permitted Total Net Leverage Ratio under the New Credit Agreement as follows: for the fiscal quarters ending March 31, 2024 through June 30, 2024, 5.50:1.00; for the fiscal quarters ending September 30, 2024 through December 31, 2024, 5.25:1.00; for the fiscal quarters ending March 31, 2025 through September 30, 2025, 5.00:1.00, and for the fiscal quarters ending December 31, 2025 through March 31, 2026, 4.75:1.00. The Second Amendment also restricts the Company from permitting its Liquidity (as defined in the Second Amendment and which is determined generally to be, as of any date of determination, the sum of the Company's available borrowing capacity under the New Credit Facility plus the amount of its unencumbered cash), to be less than $100.0 million as of the last day of each fiscal quarter.

As of December 31, 2023, the Company had $113.8 million of short-term borrowings outstanding on the New Credit Facility and had $40.4 million of outstanding letters of credit under the New Credit Facility. The interest rate for short-term borrowings outstanding as of December 31, 2023 was 9.6% per annum. As of December 31, 2022, the Company did not have any short-term borrowings outstanding on the New Credit Facility and had $38.1 million of outstanding letters of credit under the New Credit Facility.

Under the New Credit Facility, the Company has an option to request an increase in the amount of the New Credit Facility or obtain incremental term loans from time to time (on substantially the same terms as apply to the existing facilities) by an aggregate amount of up to $175.0 million, so long as, after giving effect to the relevant incremental facility, the pro forma secured net leverage ratio does not exceed 3.50:1.00, provided that the lenders agree to increase their existing commitments or to participate in such incremental term loans. The Company may prepay the New Credit Facility in whole or in part, at any time without premium or penalty, subject to reimbursement of the lenders’ breakage and redeployment costs in connection with prepayments of Term Benchmark loans or RFR loans, each as defined in the New Credit Agreement. The unutilized portion of the commitments under the New Credit Facility may be irrevocably reduced or terminated by the Company at any time without penalty.

Interest on the outstanding principal amount of the loans accrues at a per annum rate equal to the Alternate Base Rate, the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Daily Simple SONIA Rate, as applicable and each as defined in the New Credit Agreement, in each case, plus an applicable margin. The applicable margin ranges from 1.75% to 3.50% in the case of Term Benchmark loans or RFR loans, and 0.75% to 2.50% in the case of the Alternate Base Rate loans, in each case, based on the Company’s total net leverage ratio as defined in the New Credit Agreement. Interest on the loans is payable quarterly in arrears in the case of Alternate Base Rate loans, on the last day of the relevant interest period in the case of Term Benchmark loans, and monthly in arrears in the case of RFR loans. In addition, the Company is obligated to pay a quarterly commitment fee based on a percentage of the unused portion of the revolving credit facility and quarterly letter of credit fees based on a percentage of the maximum amount available to be drawn under each outstanding letter of credit. The commitment fee and letter of credit fee range from 0.30% to 0.50% and 1.75% to 3.50%, respectively, in each case, based on the Company’s total net leverage ratio.

The New Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The negative covenants include restrictions on the Company’s ability to, among other things, incur additional indebtedness, create liens, make investments, give guarantees, pay dividends, sell assets and merge and consolidate. The Company is subject to financial covenants, including total net leverage, minimum liquidity and interest coverage covenants.

The Company’s obligations under the New Credit Facility are guaranteed by all of the Company’s present and future material domestic subsidiaries, excluding certain material domestic subsidiaries that are excluded from being guarantors pursuant to the terms of the New Credit Agreement. The Company’s obligations under, and each guarantor’s obligations under its guaranty of, the New Credit Facility are secured by a first priority lien on substantially all of the Company’s or such guarantor’s respective assets. If an event of default occurs, the required lenders may cause the administrative agent to declare all unpaid principal and any accrued and unpaid interest and all fees and expenses under the New Credit Facility to be immediately due and payable. All amounts outstanding under the New Credit Facility will automatically become due and payable upon the commencement of any bankruptcy, insolvency or similar proceedings. The New Credit Agreement also contains a cross default to any of the Company’s indebtedness having a principal amount in excess of $40.0 million. The Company was in compliance with all covenants under the New Credit Agreement as of December 31, 2023.

12.    Stockholders’ Equity

At December 31, 2023 and 2022 there were 19,775,041 and 19,729,923 shares of the Company’s Common Stock issued, respectively, including 5,571,004 and 5,573,529 treasury shares at December 31, 2023 and 2022, respectively.

Subject to the rights specifically granted to holders of any then outstanding shares of the Company’s Preferred Stock, the Company’s common stockholders are entitled to vote together as a class on all matters submitted to a vote of the Company’s common stockholders, and are entitled to any dividends that may be declared by the Board. The Company’s common stockholders do not have cumulative voting rights. Upon the Company’s dissolution, liquidation or winding up, holders of the Company’s Common Stock are entitled to share ratably in the Company’s net assets after payment or provision for all liabilities and any preferential liquidation rights of the Company’s Preferred Stock then outstanding. The Company’s common stockholders do not have preemptive rights to purchase shares of the Company’s stock. The issued and outstanding shares of the Company’s Common Stock are not subject to any redemption provisions and are not convertible into any other shares of the Company’s capital stock. The rights, preferences and privileges of holders of the Company’s Common Stock will be subject to those of the holders of any shares of the Company’s Preferred Stock the Company may issue in the future.

As of December 31, 2023, 586,696 shares of the Company’s common stock were reserved for future issuances related to the exercise of stock options that were outstanding and restricted stock units and awards that were unvested as of December 31, 2023.

Purchases of Equity Securities

On March 8, 2021, the Board authorized a new stock repurchase program under which the Company could repurchase up to $75.0 million in aggregate value of the Company’s Common Stock through December 31, 2021, unless terminated earlier. A total of 276,268 shares were repurchased under the program for $40.0 million during the year ended December 31, 2021.

No repurchase program was authorized during the years ended December 31, 2023 or 2022.

Equity Award Withholding

During the years ended December 31, 2023, 2022 and 2021, the Company withheld 10,565, 7,486 and 5,432 shares, respectively, from employees to cover the settlement of income tax and related benefit withholding obligations arising from vesting of restricted stock awards and units.

13.    Stock-Based Compensation and Similar Arrangements

The Company provides stock-based compensation to employees, non-employee directors, consultants and advisors under the Company’s 2006 Long-Term Incentive Plan (“2006 Plan”). The 2006 Plan allows the flexibility to grant or award stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units including restricted stock units and performance awards to eligible persons.

The following table summarizes the activity under the 2006 Plan as of December 31, 2023:

	Number of shares of the Company’s Common Stock authorized for	Number of shares of the Company’s Common Stock remaining for	Number of shares of the Company’s Common Stock subject to
	issuance	future grants	Stock Options	Stock Grants
2006 Plan	5,400,000	792,338	82,586	504,110

Stock-based compensation for share settled awards is recorded in the "General and administrative expense" line item on the consolidated statement of operations for a total expense of $6.5 million, $6.9 million, and $5.9 million for the years ended December 31, 2023, 2022 and 2021, respectively. These amounts exclude tax benefits of $1.8 million, $1.9 million and $1.6 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Stock Options

The fair value of each stock option awarded to employees is estimated on the date of grant using the Black-Scholes option-pricing formula based on the following assumptions for the years ended December 31, 2023, 2022, and 2021:

	Year Ended December 31,
	2023			2022			2021
Expected dividend yield	0.0%			0.0%			0.0%
Expected stock price volatility	49.6%	-	49.6%	39.6%	-	46.5%	36.6%	-	41.6%
Risk-free interest rate	3.7%	-	3.7%	1.6%	-	4.4%	0.3%	-	0.9%
Expected life of options (years)	3.5	-	3.5	3.5	-	4.5	3.5	-	4.4

The risk-free interest rate was based on the U.S. Treasury security rate in effect as of the date of grant which corresponds to the expected life of the award. The expected stock price volatility and expected lives of the stock options were based on the Company’s historical data. Stock options granted under the 2006 Plan vest ratably in equal annual installments over 3 to 4 years and expire after 5 to 7 years.

During the year ended December 31, 2023, the Company issued 549 shares of its Common Stock in connection with the exercise of employee stock options under the Company’s 2006 Plan.

The following table summarizes the stock option activity for the year ended December 31, 2023:

	Year ended December 31, 2023
	Number of Shares Under Option	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Balance at beginning of year, January 1	125,179	$115.54
Granted	11,809	53.10
Exercised	(549)	56.43
Forfeited/Canceled	(32,101)	117.99
Expired	(21,752)	119.96
Outstanding at end of year, December 31	82,586	$104.89	2.68	$—
Vested or expected to vest at end of year, December 31	82,586	$104.89	2.68	$—
Exercisable at end of year, December 31	42,054	$113.18	1.93	$—

As of December 31, 2023, there was approximately $1.5 million of unrecognized compensation cost related to share settled stock options that is expected to be recognized over a weighted-average remaining contractual term of 2.68 years, using the simplified method as permitted for plain vanilla options.

The weighted-average grant date fair value for options granted, total intrinsic value and cash received by the Company related to options exercised during the years ended December 31, 2023, 2022 and 2021 were as follows (in thousands, except for fair value per share):

	Year ended December 31,
	2023	2022	2021
Weighted-average grant date fair value per share	$56.43	$106.90	$170.26
Options exercised:
Total intrinsic value	$(7)	$3,057	$4,454

 Restricted Stock Awards and Restricted Stock Units

The Board grants restricted stock awards (RSAs) and restricted stock units (RSUs) under the 2006 Plan. RSAs and RSUs vest ratably in equal annual installments over 1 to 4 years, or, for certain grants, over periods designated in the respective employee’s agreements or as determined by the Compensation Committee.

During the year ended December 31, 2023, the Company issued 48,485 shares of its Common Stock to non-employee directors, executive officers and key employees upon the vesting of certain RSAs and RSUs granted under the Company’s 2006 Plan.

The following table summarizes the activity of the shares and weighted-average grant date fair value of the Company’s unvested RSAs and RSUs during the year ended December 31, 2023:

	Shares	Weighted-average grant date fair value

Non-vested at beginning of year, January 1	105,088	$108.49
Granted	280,314	$36.63
Vested	(48,485)	$99.33
Forfeited or cancelled	(38,843)	$91.26
Non-vested at end of year, December 31	298,074	$44.65

As of December 31, 2023, there was approximately $14.1 million of unrecognized compensation costs related to non-vested RSAs and RSUs that is expected to be recognized over a weighted average remaining contractual term of 1.57 years.

 Performance-Based Restricted Stock Units

The Board grants performance-based restricted stock units (PRSUs) to certain executive officers and key employees. PRSUs primarily have a three-year performance period, after which the number of underlying RSUs earned is determined based on the achievement of pre-established performance targets.

The following table summarizes the activity of the shares and weighted-average grant date fair value of the Company's unvested PRSUs during the year ended December 31, 2023:

	Shares	Weighted-average grant date fair value

Non-vested at beginning of year, January 1	19,810	$150.33
Granted	205,721	$38.21
Vested	—	$—
Forfeited or cancelled	(19,495)	$99.00
Non-vested at end of year, December 31	206,036	$43.24

As of December 31, 2023, there was approximately $8.1 million of unrecognized compensation cost related to non-vested PRSUs that is expected to be recognized over a weighted-average remaining contractual term of 2.55 years, assuming that the performance conditions continue to be probable of achievement.

The total fair value of vested stock options, RSUs and RSAs, and PRSUs was $11.7 million, $2.6 million and $3.3 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Employee Stock Purchase Plan

During the fourth quarter of 2022, the Company began offering an Employee Stock Purchase Plan ("ESPP") available to eligible employees. Under terms of the plan, eligible employees may designate a dollar value or percentage of their compensation to be withheld through payroll deductions, up to a maximum of $25,000 in each plan year, for the purchase of common stock at 85.0% of the lower of the market price on the first or last day of the offering period. Purchases under this plan were for a total of 16,030 shares as of December 31, 2023. As of December 31, 2023, 983,970 shares remain available for future issuance under this plan.

14.  Loss Per Share

The following table details the computation of basic and diluted loss per share (in thousands, except share and per share data):

	Year ended December 31,
	2023	2022	2021
Numerator:
Net loss	$(204,460)	$(31,806)	$(6,585)

Denominator:
Denominator for basic earnings per share -- weighted-average shares	14,173,957	14,061,839	14,054,060
Effect of dilutive securities:
Common stock options	—	—	—
Restricted stock units	—	—	—
Denominator for diluted earnings per share -- adjusted weighted-average shares assumed conversion	14,173,957	14,061,839	14,054,060

Loss per share:
Basic loss per share	$(14.43)	$(2.26)	$(0.47)
Diluted loss per share	$(14.43)	$(2.26)	$(0.47)

The following weighted-average shares were not included in the computation of diluted earnings per share as the effect of their inclusion would have been anti-dilutive:

	Year ended December 31,
	2023	2022	2021
Stock options to purchase common stock	100,499	118,260	56,291
Restricted stock awards and restricted stock units	87,056	58,831	1,178

15.    Leases

The Company has non-cancelable operating leases primarily associated with office space and other facilities. The leases expire in various years and generally provide for renewal options. In the normal course of business, management expects that these leases will be renewed or replaced by leases on other properties.

Certain operating leases provide for increases in future minimum annual rental payments based on defined increases in the Consumer Price Index, subject to certain minimum increases. Several of these lease agreements contain provisions for periods in which rent payments are reduced. The total amount of rental payments due over the lease term is recorded as rent expense on a straight-line basis over the term of the lease.

To determine whether a contract contains a lease, the Company evaluates its contracts and verifies that there is an identified asset and that the Company, or the tenant, has the right to obtain substantially all the economic benefits from the use of the asset throughout the contract term and has the right to direct the use of the identified asset. If a contract is determined to contain a lease and the Company is a lessee, the lease is evaluated to determine whether it is an operating or financing lease.

The discount rate used for each lease is determined by estimating an appropriate incremental borrowing rate. In estimating an incremental borrowing rate, the Company considers the debt information, credit rating, and interest rate on the revolving credit facility, which is collateralized by the Company's assets. Accordingly, the Company continues discounting its remaining operating lease payments for calculating its lease liability using a weighted-average discount rate of 5.43%. The Company applies this rate to its entire portfolio of leases on the basis that any adjustments to the rate for lease term or asset classification would not affect the interest rate charged under the debt or have a material effect on the discounted lease liability.

A summary of all lease classifications in our consolidated balance sheets is as follows (in thousands):

Leases	Classification	December 31, 2023	December 31, 2022
Assets
Current operating lease assets	Operating lease ROU assets	$39,776	$39,405

Liabilities
Current:
Operating	Current portion of operating lease liabilities	$8,727	$9,640
Long-term:
Operating	Operating lease liabilities, less current portion	33,784	32,088
Total lease liabilities		$42,511	$41,728

As of December 31, 2023, future maturities of lease liabilities were as follows (in thousands):

Operating Leases
2024	$10,434
2025	8,664
2026	7,275
2027	5,894
2028	5,403
Thereafter	13,121
Total lease payments	50,791
Less: interest and accretion	(8,280)
Present value of minimum lease payments	42,511
Less: current portion	(8,727)
Long-term portion	$33,784

As of December 31, 2022, future maturities of lease liabilities were as follows (in thousands):

Operating Leases
2023	$11,347
2024	8,509
2025	6,009
2026	4,714
2027	3,599
Thereafter	15,657
Total lease payments	49,835
Less: interest and accretion	(8,107)
Present value of minimum lease payments	41,728
Less: current portion	(9,640)
Long-term portion	$32,088

The weighted-average remaining lease terms and weighted-average discount rates are as follows:

	December 31, 2023	December 31, 2022
Weighted-average remaining lease term (years):
Operating lease costs	4.18	4.84
Weighted-average discount rate:
Operating lease costs	5.43%	5.31%

For the years ended December 31, 2023 and 2022, our operating lease cost was $13.0 million and $13.8 million, respectively, and is primarily included in "Service expense” on our accompanying consolidated statements of operations.

A summary of other lease information is as follows (in thousands):

	Year Ended December 31, 2023	Year Ended December 31, 2022
Operating cash flows from operating leases	$(12,636)	$(12,492)
Amortization of operating lease ROU assets	$12,344	$11,640
ROU assets obtained through operating lease liabilities	$12,715	$7,295

16.    Income Taxes

The federal and state tax benefit (provision) is summarized as follows (in thousands):

	Year Ended December 31,
	2023	2022	2021
Federal income tax benefit (provision):
Current	$(10,296)	$(22,651)	$(6,642)
Deferred	14,431	25,291	820
Total federal income tax benefit (provision)	4,135	2,640	(5,822)

State income tax benefit (provision):
Current	(3,067)	(11,500)	(5,048)
Deferred	3,251	11,895	2,253
Total state income tax benefit (provision)	184	395	(2,795)
Total benefit (provision) for income taxes	$4,319	$3,035	$(8,617)

A reconciliation of the benefit (provision) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows (in thousands):

	Year Ended December 31,
	2023	2022	2021
Federal statutory rates	21.0%	21.0%	21.0%
Federal income tax benefit (provision) at statutory rates	$43,904	$1,024	$(8,459)
Change in valuation allowance	(507)	648	(385)
Change in uncertain tax positions	396	(390)	929
State income taxes, net of federal benefit	637	(521)	(1,717)
Non-taxable income	—	—	74
Compensation expense	(1,220)	(251)	(1,204)
Stock-based compensation	(791)	1,282	1,004
Legal settlements	(1,608)	—	—
Meals and entertainment	(154)	(48)	(30)
Transaction costs	—	—	(89)
Tax credits	2,258	1,864	1,095
Goodwill impairment	(38,451)	—	—
Subsidiary deconsolidation gain	—	(148)	—
Life insurance expense	128	(183)	—
Political activities	(149)	(197)	—
Other	(124)	(45)	165
Income tax benefit (provision)	$4,319	$3,035	$(8,617)
Effective income tax rate	2.1%	62.2%	21.4%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$2,989	$2,769
Capital loss carryforward	957	1,003
Tax credit carryforwards	412	205
Interest expense carryforward	22,847	12,616
Accounts receivable allowance	3,341	4,182
Accrued items and reserves	9,289	10,406
Stock-based compensation	1,861	2,066
Deferred rent	1,543	1,400
Deferred revenue	2,691	2,093
Project costs	223	65
Software development/implementation costs	7,147	—
Total deferred tax assets	53,300	36,805
Deferred tax liabilities:
Prepaid expenses	1,683	1,493
Property and equipment	19,051	9,793
Goodwill and intangible assets	57,115	68,163
Equity investment	11,604	11,488
Deferred financing costs	98	155
Other	46	71
Total deferred tax liabilities	89,597	91,163
Deferred tax liabilities, net of deferred tax assets	(36,297)	(54,358)
Less valuation allowance	(3,287)	(2,878)
Net deferred tax liabilities	$(39,584)	$(57,236)

At December 31, 2023, the Company had $1.5 million of federal net operating loss (“NOL”) carryforwards. The Company also had approximately $45.8 million of state NOL carryforwards which expire as follows (in thousands):

2024	$2,430
2025	194
2026	—
2027	—
2028	—
2029	—
2030 and thereafter	43,223
Total state net operating loss carryforwards	$45,847

The federal NOL carryforwards and approximately $16.5 million of the state NOL carryforwards relate to pre-acquisition tax periods and are subject to change of ownership limitations on their use. These limitations are not expected to restrict the ultimate use of these loss carryforwards.

Realization of the Company’s net operating loss carryforwards is dependent on reversing taxable temporary differences and on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized to the extent they are not covered by a valuation allowance. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

The net change in the total valuation allowance for the year ended December 31, 2023 was an increase of $0.4 million, of which $0.5 million related to current operations offset by $0.1 million related to a subsidiary disposition. The valuation allowance of $3.3 million includes amounts for state NOLs, capital loss and tax credit carryforwards for which the Company has concluded that it is more likely than not that these carryforwards will not be realized in the ordinary course of operations. The Company will continue to assess the valuation allowance, and to the extent it is determined that the valuation allowance should be changed, an appropriate adjustment will be recorded.

CARES ACT and Proposed Legislation

On March 27, 2020, the CARES Act was enacted into law. The CARES Act includes several significant business tax provisions that, among other things, allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, accelerate refunds of previously generated corporate alternative minimum tax credits, deferral of employer's share of certain payroll taxes, and generally loosen the business interest limitation imposed by the Tax Reform Act.

Pursuant to the CARES Act, the Company carried its 2018 NOL back five years. As a result, in the year ended December 31, 2020, the Company recorded a $27.3 million receivable for the 2018 U.S. NOL carryback, and a $11.0 million tax benefit from the favorable carryback tax rate of 35.0% compared to a carryforward tax rate of 21.0%. The Company also recorded an additional income tax payable of $3.5 million for 2019 as a result of the 2018 NOL being carried back instead of carried forward.

As of December 31, 2021, the Company received all of the $27.3 million receivable for the 2018 U.S. NOL carryback. This $27.3 million was also subject to the IRS Joint Committee Review, which was completed in the third quarter of 2021 with no material adjustments being made.

The U.S. House of Representatives has passed bipartisan tax legislation (H.R. 7024, "Tax Relief for American Families and Workers Act of 2024") that would allow for increased current deductions for domestic research and experimentation expenditures, interest expense and fixed asset depreciation. Such legislation, if enacted, would have a favorable impact on our current income taxes payable.

Unrecognized Tax Benefits

The Internal Revenue Service completed its audit of our consolidated U.S. income tax returns for 2015-2018 and no material adjustments were made to the large refunds (total of $47.6 million from capital loss and NOL carrybacks) received from the loss on the WD Services sale. In addition, we are being examined by various states and by the Saudi Arabian tax authorities. All known adjustments have been fully reserved.

The Company recognizes interest and penalties as a component of income tax expense. During the year ended December 31, 2023 and 2022, the Company did not recognize a tax benefit or expense from interest or penalties. During the year ended December 31, 2021, the Company recognized a benefit of approximately $0.2 million in interest and penalties. As of both December 31, 2023 and 2022, the Company had accrued approximately $0.1 million for the payment of penalties and interest.

A reconciliation of the liability for unrecognized income tax benefits is as follows (in thousands):

	December 31,
	2023	2022	2021
Unrecognized tax benefits, beginning of year	$1,680	$1,290	$2,219
Increase related to prior year tax positions	44	108	(1,027)
Increase related to current year tax positions	374	415	148
Statute of limitations expiration	(814)	(133)	(50)
Unrecognized tax benefits, end of year	$1,284	$1,680	$1,290

The entire ending balance in unrecognized tax benefits of $1.3 million as of December 31, 2023 would reduce tax expense and the Company's effective tax rate. The Company expects no material amount of the unrecognized tax benefits to be recognized during the next twelve months.

The Company is subject to taxation in the U.S. and various state jurisdictions. The statute of limitations is generally three years for the U.S. and between three and four years for the various states in which the Company operates. The tax years that remain open for examination by the U.S. and states principally include the years 2019 to 2022.

17.    Commitments and Contingencies

Surveys, Audits and Governmental Investigations

In the ordinary course of business, the Company may from time to time be or become subject to surveys, audits and governmental investigations under or with respect to various governmental programs and state and federal laws. Agencies associated with the programs and other third-party commercial payors periodically conduct extensive pre-payment or post-payment medical reviews or other audits of claims data to identify possible payments made or authorized other than in compliance with the requirements of Medicare or Medicaid. In order to conduct these reviews, documentation is requested from the Company and then that documentation is reviewed to determine compliance with applicable rules and regulations, including the eligibility of clients to receive benefits, the appropriateness of the care provided to those clients, and the documentation of that care. Similarly, other state and federal governmental agencies conduct reviews and investigations to confirm the Company's compliance with applicable laws where it operates, including regarding employment and wage related regulations and matters. The Company cannot predict the ultimate outcome of any regulatory reviews or other governmental surveys, audits or investigations, but management does not expect any ongoing surveys, audits or investigations involving the Company to have a material adverse effect on the business, liquidity, financial condition, or results of operations of the Company. Regardless of the Company's expectations, however, surveys and audits are subject to inherent uncertainties and can have a material adverse impact on the Company due to, among other reasons, potential regulatory orders that inhibit its ability to operate its business, amounts paid as reimbursement or in settlement of any such matter, diversion of management resources and investigative costs.

Legal Proceedings

In the ordinary course of business, the Company may from time to time be or become involved in various lawsuits, some of which may seek monetary damages, including claims for punitive damages. Management does not expect any ongoing lawsuits involving the Company to have a material impact on the business, liquidity, financial condition, or results of operations of the Company. Legal proceedings are subject to inherent uncertainties, however, and unfavorable rulings or other events could occur. Unfavorable resolutions could involve substantial monetary damages. In addition, in matters for which conduct remedies are sought, unfavorable resolutions could include an injunction or other order precluding particular business practices or requiring other remedies. An unfavorable outcome might result in a material adverse impact on our business, liquidity, financial position, or results of operations.

The Company records accruals for loss contingencies related to legal matters when it is probable that a liability will be incurred and the amount of the loss can be reasonably estimated. If the Company determines that a range of reasonably possible losses can be estimated, the Company records an accrual for the most probable amount in the range. Due to the inherent difficulty in predicting the outcome of any legal proceeding, it may not be reasonably possible to estimate a range of potential liability until the matter is closer to resolution. Legal fees related to all legal matters are expensed as incurred.

On September 27, 2022, Daniel Greenleaf, the Company’s former Chief Executive Officer, asserted claims in an arbitration against the Company. His claims alleged that the Company breached Mr. Greenleaf’s employment agreement and included a tort claim against the Company. Mr. Greenleaf’s arbitration complaint sought contractual, extra-contractual, and statutory damages. In May 2023, Mr. Greenleaf and the Company executed a settlement agreement related to both sides' claims in arbitration and a general release of all claims and the Company agreed to pay Mr. Greenleaf $9.6 million. The Company paid the settlement amount in full in May of 2023.

On August 6, 2020, the Company’s subsidiary, ModivCare Solutions, LLC (“ModivCare Solutions”), was served with a putative class action lawsuit filed against it by Mohamed Farah, the owner of transportation provider Dalmar Transportation, in the Western District of Missouri, seeking to represent all non-employee transportation providers contracted with ModivCare Solutions. The lawsuit alleged claims under the Fair Labor Standards Act of 1938, as amended (the “FLSA”), and the Missouri Minimum Wage Act, and asserted that all transportation providers to ModivCare Solutions in the putative class should have been considered ModivCare Solutions’ employees rather than independent contractors. On June 6, 2021, the Court conditionally certified as the putative class all current and former In Network Transportation Providers who, individually or through their companies, were issued 1099 payments from ModivCare Solutions for providing non-emergency medical transportation services for ModivCare Solutions for the previous three years. Notice of the proposed collective class was issued on October 5, 2021, and potential members of the class had until January 3, 2022 to opt-in. Plaintiff moved for class certification on August 15, 2022, and ModivCare Solutions filed an opposition to class certification on September 6, 2022. On January 13, 2023, the matter was transferred with the consent of the parties and the court to binding arbitration. Thereafter, the parties agreed on a settlement arrangement, which the arbitrator approved final on October 30, 2023. The class settlement payment was made in full on December 1, 2023. Notwithstanding the settlement payment, ModivCare Solutions believes that it is and has been in compliance with all material aspects with the laws and regulations regarding the characterization of the transportation providers as independent contractors, and does not believe that the settlement arrangement has had a material adverse effect on the Company’s business, liquidity, financial condition or results of operations.

In 2017, one of our PCS segment subsidiaries, All Metro Home Care Services of New York, Inc. d/b/a All Metro Health Care (“All Metro”), received a class action lawsuit in state court claiming that, among other things, it failed to properly pay live-in caregivers who stay in patients’ homes for 24 hours per day (“live-ins”). The Company pays live-ins for 13 hours per day as supported through a written opinion letter from the New York State Department of Labor (“NYSDOL”). A similar case involving this issue has been heard by the New York Court of Appeals (New York’s highest court), which on March 26, 2019, issued a ruling reversing earlier lower courts’ decisions that an employer must pay live-ins for 24 hours. The Court of Appeals agreed with the NYSDOL’s interpretation to pay live-ins 13 hours instead of 24 hours if certain conditions were being met. Following All Metro's motion to oppose class certification, which was heard on June 23, 2022, the state court issued an order certifying the class on December 12, 2022. Because the parties to date have been unable to settle their dispute through mediation, discovery in the matter is continuing. If the plaintiffs prove successful in this class action lawsuit, All Metro may be liable for back wages and liquidated damages dating back to November 2021. All Metro believes that it is and has been in compliance in all material respects with the laws and regulations covering pay for live-in caregivers, intends to continue to defend itself vigorously with respect to this matter, and does not believe in any event that the ultimate outcome of this matter will have a material adverse effect on the Company’s business, liquidity, financial condition or results of operations.

Purchased Service Commitments

The Company entered into a contract related to transportation services that includes a minimum volume requirement. If the Company does not utilize the minimum level of services specified in the agreement, a penalty provision applies. Future minimum payments under the service commitments totaled $49.5 million at December 31, 2023 and relates to minimum volume requirements through the end of December 31, 2024.

Deferred Compensation Plan

The Company has one deferred compensation plan for management and highly compensated employees of NEMT Services as of December 31, 2023. The deferred compensation plan is unfunded, and benefits are paid from the general assets of the Company. The total of participant deferrals, which is reflected in “Other long-term liabilities” in the consolidated balance sheets, was $2.2 million and $2.0 million at December 31, 2023 and 2022, respectively.

18.    Transactions with Related Parties

Cash Settled Awards

On September 11, 2014, the Company granted 200,000 stock option equivalent units (“SOEUs”) to Coliseum Capital Management, LLC (“Coliseum”) as compensation for the Board service of Christopher Shackelton, Chairman of the Board, for his service on the Board in lieu of the restricted share awards that are given to our other non-employee directors as compensation. These shares were granted at an exercise price of $43.81 per share that were fully vested. The SOEUs were accounted for as liability awards, with the recorded expense adjustment attributable to the Company’s change in stock price from the previous reporting period. On August 12, 2021, Coliseum exercised all of the SOEUs at a stock price of $182.73 per share for a total cash settlement of $27.8 million. The Company recorded an expense of $8.8 million for SOEUs during the year ended December 31, 2021, which was included in “General and administrative expense” in the consolidated statements of operations. At December 31, 2023, 2022 and 2021, respectively, there were no SOEU's outstanding and no remaining liability associated with the awards.

19.    Events Subsequent to the Date of the Issuance of the Financial Statements (Unaudited)

The accompanying consolidated financial statements for the year ended December 31, 2023 were prepared assuming the Company will continue as a going concern.

Since February 26, 2024, the date the consolidated financial statements were previously issued, the Company has faced delays in collecting receivables under outstanding contracts with customers due to complexities in Medicare, Medicaid, and nongovernmental payor arrangements. These delays, which the Company has not historically experienced, have extended the Company’s collection periods and increased the uncertainty concerning the timing of the collection of these outstanding contract receivables.

As of the date hereof, the Company has reassessed its financial condition and determined that the extended collection periods and uncertainty concerning the timing of the collection of outstanding contract receivables has changed the Company’s projections of its ability to meet certain financial covenants in its debt instruments. As a result, it has been determined that substantial doubt exists about the Company’s ability to meet its obligations as they come due within one year from the date of issuance of the consolidated financial statements.

While the Company continues to monitor cash generated from operations, available credit, and other liquid assets, sustaining operations relies heavily on the timely collection of contract receivables and compliance with the Total Net Leverage Ratio covenant in our New Credit Facility, as amended to date. Failure to meet this covenant or others could cause our obligations under the New Credit Facility, as amended to date, and the Company’s Notes due 2029, to become immediately due and payable, and we may not have sufficient liquidity to satisfy such obligations. In such event, we would expect to be required to restructure our existing debt or seek additional equity or debt financing to meet our obligations and maintain our existence as a going concern.

Management intends to undertake actions to seek additional capital, including filing a shelf registration statement with the SEC, and take other available measures to further address these issues, support the funding of our operations and improve our liquidity. There can be no assurance, however, that these or other funds will be available when needed on terms acceptable to the Company, or at all, or in an amount sufficient to enable the Company to satisfy its obligations or sustain operations in the future.

PART IV

Item 15.    Exhibits, Financial Statement Schedules.

(a)(1) Financial Statements

The following consolidated financial statements including footnotes are included in Item 8.

•Consolidated Balance Sheets at December 31, 2023 and 2022;
•Consolidated Statements of Operations for the years ended December 31, 2023, 2022 and 2021;
•Consolidated Statements of Cash Flows for the years ended December 31, 2023, 2022 and 2021; and
•Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2023, 2022 and 2021.
(2) Financial Statement Schedules

Schedule II Valuation and Qualifying Accounts

		Additions
	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions		Balance at end of period
Year Ended December 31, 2023:
Allowance for doubtful accounts	$2,078	$4,001	$—	$(5,110)	(1)	$969

Year Ended December 31, 2022:
Allowance for doubtful accounts	$2,296	$2,690	$—	$(2,908)	(1)	$2,078

Year Ended December 31, 2021:
Allowance for doubtful accounts	$2,403	$1,740	$—	$(1,847)	(1)	$2,296
Notes:

(1)Write-offs, net of recoveries.

All other schedules are omitted because they are not applicable or the required information is shown in our financial statements or the related notes thereto.